Exhibit 2.1

[EXECUTION COPY]

AGREEMENT AND PLAN OF MERGER

dated as of July 16, 2003

by and among

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.,

IMAGE ACQUISITION CORP.,

ADVANCED IMAGING CONCEPTS, INC.

and

BCATALYST LLC

i

LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 4.5(j)	-	Agreements to be Terminated
Schedule 4.5(k)	-	Terminated Employment Agreements
Schedule 5.1(a)	-	Foreign Qualifications
Schedule 5.1(c)	-	Authority
Schedule 5.2(a)	-	Company Shareholders
Schedule 5.2(d)	-	Company Stock Plans
Schedule 5.2(e)	-	Company Stock Options
Schedule 5.2(f)	-	Agreements Relating to Company Equity
Schedule 5.2(g)	-	Shareholder Agreements
Schedule 5.2(j)	-	Accrued Dividends
Schedule 5.3	-	Investments
Schedule 5.4	-	Financial Statements
Schedule 5.5	-	Undisclosed Liabilities
Schedule 5.6	-	Operations Since Audited Balance Sheet Date
Schedule 5.7(a)	-	Taxes
Schedule 5.7(c)	-	Parachute Payments
Schedule 5.8	-	Governmental Permits
Schedule 5.9	-	Leased Real Property
Schedule 5.10	-	Personal Property Leases
Schedule 5.11(a)	-	List of Certain Intellectual Property
Schedule 5.11(b)	-	List of Software
Schedule 5.11(c)	-	List of Intellectual Property Agreements
Schedule 5.11(d)	-	Right, Title and Interests in Intellectual Property
Schedule 5.11(e)	-	Validity and Enforceability of Intellectual Property
Schedule 5.11(f)	-	Challenge to Intellectual Property Rights
Schedule 5.11(g)	-	Owned Software
Schedule 5.11(h)	-	Core Software
Schedule 5.11(i)	-	Exceptions to Work-for-Hire and Assignment Agreements
Schedule 5.11(j)	-	Ownership Rights Granted
Schedule 5.12	-	Title to Property
Schedule 5.13	-	Violation, Litigation or Regulatory Actions
Schedule 5.14	-	Contracts
Schedule 5.15	-	Status of Contracts
Schedule 5.16	-	Insurance
Schedule 5.17(a)	-	Company Plans
Schedule 5.17(b)	-	Company Plan Compliance
Schedule 5.17(g)	-	Compensation Agreements
Schedule 5.17(h)	-	Employees
Schedule 5.19	-	Employee Relations
Schedule 5.20	-	Customers and Suppliers
Schedule 5.21	-	Availability of Assets
Schedule 5.22	-	Doubtful Accounts
Schedule 5.23	-	Product Liabilities

v

Schedule 5.24	-	Affiliated Transactions
Schedule 5.25	-	Budgets
Schedule 5.26	-	Warranties
Schedule 5.27	-	Certain Business Practices and Regulations
Schedule 8.6	-	Management Incentive Compensation Payments
Schedule 9.5	-	Necessary Consents
Schedule 9.9	-	Key Employees
Schedule 9.12	-	Termination Notice
Schedule 11.1	-	Indemnifiable Matter
Schedule 14.1	-	Agreed Accounting Principles

Exhibits

Exhibit A	Form of Shareholder Support Agreement
Exhibit B	Form of Indemnification Agreement
Exhibit C	Form of Representative Agreement
Exhibit D	Form of Noncompetition and Nonsolicitation Agreement
Exhibit E	Form of Employment Agreements
Exhibit F	Form of Stock Sale Forbearance Agreement
Exhibit G	Form of Opinion of Counsel to the Company

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 16, 2003, by and among Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Parent”), Image Acquisition Corp., an Indiana corporation (“Acquisition”), Advanced Imaging Concepts, Inc., an Indiana corporation (the “Company” and, together with Acquisition, the “Constituent Corporations”), and bCatalyst LLC, a Kentucky limited liability company, as representative of the Participating Holders (the “Representative”).

WHEREAS, Acquisition is an Indiana corporation having authorized capital of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and owned of record and beneficially by Parent;

WHEREAS, the Company is an Indiana corporation having authorized capital of (i) 8,000,000 shares of class A common stock, no par value per share (the “Class A Common Stock”), of which, as of the date hereof, 200,745 shares are issued and outstanding, (ii) 1,000,000 shares of class B common stock, no par value per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), of which, as of the date hereof, 388,888 shares are issued and outstanding and are convertible into 388,888 shares of Class A Common Stock, and (iii) 1,000,000 shares of preferred stock, no par value per share (the “Company Preferred Stock”), of which (A) 4,000 shares have been designated series A preferred shares (the “Series A Preferred Stock”), of which, as of the date hereof, 4,000 shares are issued and outstanding and are convertible into 125,000 shares of Class A Common Stock, (B) 326,000 shares have been designated series B preferred shares (the “Series B Preferred Stock”), of which, as of the date hereof, 324,976 shares are issued and outstanding and are convertible into 354,276 shares of Class A Common Stock, and (C) 670,000 shares have not been designated (the “Non-Designated Preferred Stock”), of which, as of the date hereof, no shares are issued and outstanding;

WHEREAS, the Company is engaged in the business of developing, marketing and selling clinical information systems, including imaging software products, and providing related services;

WHEREAS, the respective Boards of Directors of the Constituent Corporations and of Parent have adopted this Agreement and approved the merger (the “Merger”) of Acquisition with and into the Company pursuant to the terms and conditions of this Agreement, and the Board of Directors of the Company has directed that this Agreement be submitted to the holders of record of shares of capital stock of the Company (the “Shareholders”) for approval;

WHEREAS, Parent, Acquisition and each of the Significant Shareholders, Josh Adams, Martin Adams, William Adams and Richard Wilson (collectively, the “Supporting Shareholders”) have entered into Shareholder Support Agreements, dated as of the date hereof (the “Shareholder Support Agreements”), substantially in the form of Exhibit A, pursuant to which, among other things, each such Supporting Shareholder agrees to vote or take other action in favor of approval of this Agreement and the Merger;

WHEREAS, Parent, Acquisition, John P. Reinhart, the Representative and the Significant Shareholders have entered into an Indemnification Agreement, dated as of the date hereof (the “Indemnification Agreement”), substantially in the form of Exhibit B, pursuant to which, among other things, each Significant Shareholder has agreed to indemnify, defend and hold harmless Parent from and against any and all Losses and Expenses incurred by Parent in connection with or arising from certain matters;

WHEREAS, Parent, Acquisition, the Company and the Representative have entered into a Representative Agreement, dated as of the date hereof (the “Representative Agreement”), substantially in the form of Exhibit C, pursuant to which, among other things, bCatalyst LLC has agreed to be bound by the terms hereof as the Representative;

WHEREAS, Parent, each Significant Shareholder and John P. Reinhart have entered into Noncompetition and Nonsolicitation Agreements, dated as of the date hereof (the “Noncompetition and Nonsolicitation Agreements”), substantially in the form of Exhibit D;

WHEREAS, Allscripts, LLC, an Affiliate of Parent, and each of Jeffrey D. Amrein and John P. Reinhart have entered into Employment Agreements, dated as of the date hereof, substantially in the form of Exhibit E; and

WHEREAS, Parent, Acquisition, the Company and the Representative desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Parent, Acquisition, the Company and the Representative hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1            Surviving Corporation.  Subject to the conditions contained herein and in accordance with the provisions of this Agreement and the Indiana Business Corporation Law (the “IBCL”), at the Effective Time Acquisition shall be merged with and into the Company, which, as the corporation surviving the Merger (the “Surviving Corporation”), shall continue unaffected and unimpaired by the Merger to exist under and be governed by the laws of the State of Indiana.  Upon the effectiveness of the Merger, the separate existence of Acquisition shall cease except to the extent provided by law in the case of a corporation after its merger into another corporation.

Section 1.2            Effect of the Merger.  The Merger shall have the effects set forth in Chapter 40 Section 6 of the IBCL.

Section 1.3            Articles of Incorporation, Bylaws, Directors and Officers.  The Articles of Incorporation of Acquisition, as in effect immediately prior to the Effective Time, shall be amended so that Article One reads in its entirety as follows: “The name of the corporation is Advanced Imaging Concepts, Inc., and the post office address of the corporation is 1302 Clear Springs Trace, Louisville, Kentucky 40223.”  As so amended, the Articles of

Incorporation of Acquisition shall be the Articles of Incorporation of the Surviving Corporation.  The Bylaws of Acquisition, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.  The directors and officers of Acquisition immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation until their respective successors are duly elected and qualified.

ARTICLE II

CONVERSION OF SHARES; DETERMINATION OF PURCHASE PRICE

Section 2.1            Conversion Terms.  As of the Effective Time, by virtue of the Merger and without any action on the part of Acquisition, the Company or the holders of any securities of the Constituent Corporations:

(a)           Acquisition Common Stock.  Each share of common stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)           Treasury Stock.  All shares of Company Common Stock and Company Preferred Stock that immediately prior to the Effective Time are held in the treasury of the Company shall be canceled and retired and no cash or other consideration shall be paid or delivered in exchange therefor and the Merger will effect no conversion thereof.

(c)           Company Common Stock.  Each of the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares to be canceled pursuant to Section 2.1(b)) shall be converted into and become the right to receive, without interest, the Per Common Consideration.  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(d)           Series A Preferred Stock.  Each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares to be canceled pursuant to Section 2.1(b)) shall be converted into and become the right to receive, without interest, the Per Common Consideration multiplied by 31.25 (the “Per Series A Consideration”) (31.25 being the number of shares of Class A Common Stock into which each share of Series A Preferred Stock is convertible).  All such Series A Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(e)           Series B Preferred Stock.  Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares and shares to be canceled pursuant to Section 2.1(b)) shall be converted into and become the right to receive, without interest, the Per Common Consideration multiplied by the Series B Conversion Ratio (the “Per Series B Consideration”).  All such shares of Series B Preferred Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired.

(f)            Adjustment in Certain Circumstances.  In calculating the consideration payable under this Section 2.1, Parent shall be entitled to rely on the representations and warranties contained in Section 5.2.  If such representations and warranties are not correct,

Parent shall have the right to adjust the Merger Consideration and the Option Consideration accordingly and, notwithstanding anything else to the contrary contained in this Agreement, in no event shall the aggregate consideration payable by Parent, Acquisition or the Surviving Corporation to the holders of equity interests in the Company (including the Option Holders) in connection with the Merger or the other transactions contemplated hereby exceed such consideration payable assuming such representations, warranties and certificate are correct.

Section 2.2          Determination of Estimated Working Capital.  (a)  At the Closing, the Company shall deliver to Parent a certificate executed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Closing Date, stating that there has been conducted under the supervision of each such officer a review of all relevant information and data then available and setting forth the Company’s best estimate of the Estimated Working Capital.  Such Estimated Working Capital shall be subject to approval by Parent.

(b)           If the number obtained by subtracting the Estimated Working Capital from the Base Working Capital is a positive number, the Purchase Price shall be reduced by such amount.  If the number obtained by subtracting the Estimated Working Capital from the Base Working Capital is a negative number, the Purchase Price shall be increased by such amount.

Section 2.3          Determination of Valuation Date Working Capital.  (a)  As promptly as practicable, but no later than 60 days after the Effective Date, Parent shall cause the Company to:

(i)            prepare, in accordance with the Agreed Accounting Principles, a balance sheet with respect to the Company as of the Valuation Date (the “Preliminary Valuation Date Balance Sheet”);

(ii)           determine the Valuation Date Working Capital in accordance with the provisions of this Agreement (such Valuation Date Working Capital as determined by the Company being referred to as the “Preliminary Valuation Date Working Capital”); and

(iii)          deliver to the Representative the Preliminary Valuation Date Balance Sheet and a calculation of the Preliminary Valuation Date Working Capital (the “Preliminary Accounting Report”).

(b)           Following receipt of the Preliminary Accounting Report, the Representative may review the same and, within 30 days after the date of such receipt (the “Notice Period”), may deliver to Parent a certificate signed by it setting forth its objections to the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital as set forth in the Preliminary Accounting Report, together with a summary of the reasons therefor and calculations which, in its view, are necessary to eliminate such objections.  In the event the Representative does not so object within the Notice Period, the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital set forth in the Preliminary Accounting Report shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(c)           In the event the Representative so objects within the Notice Period, Parent and the Representative shall use reasonable efforts to resolve by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital and, in the event Parent and the Representative so resolve any such differences, the Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital set forth in the Preliminary Accounting Report as adjusted by the Agreed Adjustments shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(d)           In the event any objections raised by the Representative are not resolved by Agreed Adjustments within the 30 day period next following the Notice Period, then Parent and the Representative shall submit the objections that are then unresolved to the Chicago office of Crowe Chizek and Company LLC and such firm (the “Accounting Firm”) shall be directed by Parent and the Representative to resolve the unresolved objections (based solely on the presentations by Parent and by the Representative as to whether any disputed matter had been determined in a manner consistent with the Agreed Accounting Principles and this Agreement) as promptly as reasonably practicable and to deliver written notice to each of Parent and the Representative setting forth its resolution of the disputed matters.  The Preliminary Valuation Date Balance Sheet and the Preliminary Valuation Date Working Capital, after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Valuation Date Balance Sheet” and the Valuation Date Working Capital, respectively, for purposes of this Agreement but shall not limit the representations, warranties, covenants and agreements of the parties set forth elsewhere in this Agreement.

(e)           The parties hereto shall make available to Parent, Parent’s accountants, the Representative, the Representative’s accountants and, if applicable, the Accounting Firm such books, records and other information (including work papers) as any of the foregoing may reasonably request to prepare or review the Preliminary Accounting Report or any matters submitted to the Accounting Firm.  The fees and expenses of Parent’s accountants shall be paid by Parent.  The fees and expenses of the Representative’s accountants shall be paid by the Representative.  The fees and expenses of the Accounting Firm hereunder shall be paid 50% by Parent and 50% by the Representative.

Section 2.4            Payment of the Purchase Price Adjustment.  Promptly following the final determination of the Valuation Date Balance Sheet pursuant to Section 2.3(b), 2.3(c) or 2.3(d), the following shall occur:

(a)           If the Valuation Date Working Capital is less than the Estimated Working Capital by more than $100,000, the Holdback Amount shall be used to pay the amount of such difference to Parent.

(b)           If the Valuation Date Working Capital is greater than the Estimated Working Capital by more than $100,000, the amount of such excess shall be distributed by Parent in accordance with Section 3.1(c).

Section 2.5            Holdback Amount.  The Holdback Amount shall be used to satisfy any working capital deficiency pursuant to Section 2.4(a), the indemnification obligations under Article XI and the reasonable out-of-pocket expenses incurred by the Representative in connection with performing the Representative’s duties hereunder (including any fees and expenses paid by the Representative pursuant to Section 2.3(e) or 13.14) or under the Representative Agreement for which a written request and supporting documentation has been submitted to Parent (the “Representative Expenses”) and, if not so used, shall be paid in accordance with Sections 3.1(c) and 3.1(d).

Section 2.6            Dissenters’ Rights.  Notwithstanding any provision of this Agreement to the contrary, any Dissenters’ Shares shall not be converted into or represent a right to receive any Per Common Consideration, Per Series A Consideration or Per Series B Consideration, but the holder of such Dissenters’ Shares shall only be entitled to such rights as are granted by the IBCL.  If a holder of shares of Company Common Stock, Series A Preferred Stock or Series B Preferred Stock who demands appraisal of such shares under the IBCL shall effectively withdraw or otherwise lose (through failure to perfect or otherwise) the right to appraisal, then, as of the Effective Time or the occurrence of such event, whichever last occurs, (a) each such share of Company Common Stock shall be converted into and represent only the right to receive the Per Common Consideration, without interest, upon the surrender of the certificate representing such share of Company Common Stock, (b) each such share of Series A Preferred Stock shall be converted into and represent only the right to receive the Per Series A Consideration, without interest, upon the surrender of the certificate representing such share of Series A Preferred Stock and (c) each such share of Series B Preferred Stock shall be converted into and represent only the right to receive the Per Series B Consideration, without interest, upon the surrender of the certificate representing such share of Series B Preferred Stock.  The Company shall give Parent prompt notice of any written demand for appraisal of any shares of Company Common Stock or Company Preferred Stock, any attempted withdrawal of any such demand and any other instrument served pursuant to the IBCL received by the Company relating to shareholders’ rights of appraisal.  The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of Shares, offer to settle any such demands or approve any withdrawal of any such demands.

ARTICLE III

EXCHANGE PROCEDURES

Section 3.1            Exchange Procedures.  (a)  On or prior to the Effective Date, Parent shall mail to each holder of record of a certificate or certificates (each, a “Certificate” and, collectively, the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock, Series A Preferred Stock or Series B Preferred Stock a letter of transmittal in the form prepared by Parent (the “Transmittal Letter”).  The Transmittal Letter shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to Parent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for any applicable

Per Common Consideration, Per Series A Consideration or Per Series B Consideration payable pursuant to Section 2.1 (such cash, together with any interest payable pursuant to Section 3.1(d) or 3.1(e), the “Exchange Fund”).  The Company shall use reasonable best efforts to cause Transmittal Letters and associated Certificates representing at least 90% of the Shares to be delivered to Parent on the Closing Date.

(b)           Upon surrender of a Certificate to Parent for cancellation, together with the Transmittal Letter, duly executed, and such other documents as may reasonably be required by Parent, Parent shall deliver to the holder of such Certificate, subject to Section 3.6,

(i)            in exchange for each share of Company Common Stock represented thereby, the Per Common Closing Payment,

(ii)           in exchange for each share of Series A Preferred Stock represented thereby, the Per Series A Closing Payment and,

(iii)          in exchange for each share of Series B Preferred Stock represented thereby, the Per Series B Closing Payment,

and such Certificate so surrendered shall forthwith be canceled.

(c)           In the event that any distribution by Parent is required to be made pursuant to Section 2.4(b), (any such amount to be distributed, the “Working Capital Distribution Amount”), promptly following the final determination of the Valuation Date Working Capital pursuant to Section 2.3(b), 2.3(c) or 2.3(d), Parent shall distribute to each Person that has surrendered a Certificate to Parent for cancellation, together with the Transmittal Letter, duly executed, and such other documents as may reasonably have been required by Parent, subject to Section 3.6,

(i)            with respect to each share of Company Common Stock represented by such Certificate, a payment in the amount equal to the quotient of (A) the amount of the Working Capital Distribution Amount divided by (B) the Fully Diluted Share Number;

(ii)           with respect to each share of Series A Preferred Stock represented by such Certificate, a payment in the amount equal to the product of (A) the quotient of (I) the amount of the Working Capital Distribution Amount divided by (II) the Fully Diluted Share Number multiplied by (B) 31.25; and

(iii)          with respect to each share of Series B Preferred Stock represented by such Certificate, a payment in the amount equal to the product of (A) the quotient of (I) the amount of the Working Capital Distribution Amount divided by (II) the Fully Diluted Share Number multiplied by (B) the Series B Conversion Ratio.

(d)           Promptly following the 18 month anniversary of the Closing Date, Parent shall determine the amount (the “Initial Holdback Amount”) equal to the sum of (i) the Holdback Amount minus (A) all amounts set off by Parent Group Members against the Holdback Amount pursuant to this Agreement (including pursuant to Section 2.4(a)), (B) the aggregate amount of

Representative Expenses paid to the Representative pursuant to Section 2.5 from the Closing Date through and including such date of determination and (C) the aggregate amount of claims set forth in one or more Claim Notices that have not been resolved by Parent and the Representative as of such date plus (ii) interest on the amount specified in the preceding clause (i) from the Closing Date to the date of distribution under this Section 3.1(d) at the Interest Rate, and promptly following such determination, Parent shall distribute to each Person that has surrendered a Certificate to Parent for cancellation, together with the Transmittal Letter, duly executed, and such other documents as may reasonably have been required by Parent, subject to Section 3.6,

(i)            with respect to each share of Company Common Stock represented by such Certificate, a payment in the amount equal to the quotient of (A) the amount of the Initial Holdback Amount divided by (B) the Fully Diluted Share Number;

(ii)           with respect to each share of Series A Preferred Stock represented by such Certificate, a payment in the amount equal to the product of (A) the quotient of (I) the amount of the Initial Holdback Amount divided by (II) the Fully Diluted Share Number multiplied by (B) 31.25; and

(iii)          with respect to each share of Series B Preferred Stock represented by such Certificate, a payment in the amount equal to the product of (A) the quotient of (I) the amount of the Initial Holdback Amount divided by (II) the Fully Diluted Share Number multiplied by (B) the Series B Conversion Ratio.

(e)           Promptly upon resolution of each unresolved Claim Notice after the 18 month anniversary of the Closing Date, Parent shall determine the amount (the “Subsequent Holdback Amount”) equal to the sum of (i) any balance of the Holdback Amount not distributed pursuant to Section 3.1(d) minus (A) all amounts which Parent Group Members are entitled to receive pursuant to such resolved Claim Notice, (B) the aggregate amount of Representative Expenses paid to the Representative pursuant to Section 2.5 from the date of the immediately preceding distribution made pursuant to Section 3.1(d) or this Section 3.1(e) through and including such date of determination and (C) the aggregate amount of claims set forth in any remaining unresolved Claim Notices plus (ii) interest on the amount specified in the preceding clause (i) from the Closing Date to the date of distribution under this Section 3.1(e) at the Interest Rate, and on or prior to the last business day of the month during which such determination is made, Parent shall distribute to each Person that has surrendered a Certificate to Parent for cancellation, together with the Transmittal Letter, duly executed, and such other documents as may reasonably have been required by Parent, subject to Section 3.6,

(i)            with respect to each share of Company Common Stock represented by such Certificate, a payment in the amount equal to the quotient of (A) the amount of the Subsequent Holdback Amount divided by (B) the Fully Diluted Share Number;

(ii)           with respect to each share of Series A Preferred Stock represented by such Certificate, a payment in the amount equal to the product of (A) the quotient of (I) the amount of the Subsequent Holdback Amount divided by (II) the Fully Diluted Share Number multiplied by (B) 31.25; and

(iii)          with respect to each share of Series B Preferred Stock represented by such Certificate, a payment in the amount equal to the product of (A) the quotient of (I) the amount of the Subsequent Holdback Amount divided by (II) the Fully Diluted Share Number multiplied by (B) the Series B Conversion Ratio.

Section 3.2            Payments to Persons Not Named in Certificates.  In the event of a transfer of ownership of Company Common Stock or Company Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.  Subject to the applicable provisions of the IBCL, until surrendered as contemplated by Section 3.1(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Common Consideration for each share of Company Common Stock represented by such Certificate, the Per Series A Consideration for each share of Series A Preferred Stock represented by such Certificate and the Per Series B Consideration for each share of Series B Preferred Stock represented by such Certificate, as contemplated by Sections 2.1 and 3.1.  Except as set forth in Sections 3.1(d) and 3.1(e) no interest shall be paid or accrue on any cash payable, whether in respect of the Per Common Consideration, Per Series A Consideration or Per Series B Consideration, upon surrender of any Certificate.

Section 3.3            Company Transfer Books; Lost Certificates.  (a)  At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Company Common Stock or Company Preferred Stock shall thereafter be made on the records of the Company.

(b)           If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such amount as Parent may direct, as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate, in exchange for such lost, stolen or destroyed Certificate, Parent will pay to such Person the cash to which the holder of such Certificate is entitled pursuant to Section 2.1, all subject to and in accordance with Section 3.1.

Section 3.4            No Further Ownership Rights.  The Merger Consideration paid in accordance with the terms of this Article III upon conversion of any shares of Company Common Stock, Series A Preferred Stock or Series B Preferred Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, Series A Preferred Stock or Series B Preferred Stock, subject, however, to the Surviving Corporation’s obligations to pay or provide for the rights of dissenters.  If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article III.

Section 3.5            No Liability.  None of Parent, the Surviving Corporation or Parent’s transfer agent shall be liable to any Person in respect of any cash from the Exchange

Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.  If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which the Per Common Consideration, Per Series A Consideration or Per Series B Consideration payable in respect of any share represented by such Certificate would otherwise escheat to or become the property of any Governmental Body), any cash in respect of any share represented by such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.6            Withholding Rights.  The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock or Company Preferred Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign Tax law.  The Surviving Corporation will pay such withheld amounts to the appropriate taxing authority.

ARTICLE IV

CLOSING

Section 4.1            Closing Date.  The Closing shall be consummated at 10:00 a.m., local time, on the later of the second business day following the day on which the last of the conditions set forth in Articles IX and X have been satisfied or waived and the day by which the  payment demands from Shareholders are required to have been received by the Company pursuant to Chapter 44 Section 13 of the IBCL at the offices of Sidley Austin Brown & Wood LLP, Bank One Plaza, 10 South Dearborn Street, Chicago, Illinois, or at such other place or at such other time as shall be agreed upon by Parent and the Company.  The time and date on which the Closing is actually held are sometimes referred to herein as the “Closing Date.”

Section 4.2            Filing Articles of Merger and Effectiveness.  Subject to the fulfillment or waiver of the conditions to the respective obligations of each of the parties set forth in Article IX or Article X, as the case may be, at the Closing the parties shall cause the Merger to be consummated by filing Articles of Merger (which shall be in form and substance reasonably satisfactory to the parties hereto), executed and acknowledged in accordance with the laws of the State of Indiana, in the office of the Secretary of State of the State of Indiana.  The Merger shall become effective upon such filing as provided by the IBCL.  The date and time on such date of effectiveness of the Merger are herein called, respectively, the “Effective Date” and the “Effective Time.”

Section 4.3            Parent’s Deliveries.  Subject to the fulfillment or waiver of the conditions set forth in Article IX, at the Closing Parent shall deliver to the Representative all of the following:

(a)           a copy of the Amended and Restated Certificate of Incorporation of Parent, as amended (the “Parent Charter”), certified as of a recent date by the Secretary of State of the State of Delaware;

(b)           a certificate of good standing of Parent, issued as of a recent date by the Secretary of State of the State of Delaware;

(c)           a certificate of the Secretary or an Assistant Secretary of Parent, dated the Closing Date, in form and substance reasonably satisfactory to the Representative, as to: (i) no amendments to the Parent Charter since a specified date; (ii) the By-laws of Parent; (iii) the resolutions of the Board of Directors of Parent authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) the incumbency and signatures of the officers of Parent executing this Agreement and any Parent Ancillary Agreement; and

(d)           the certificate contemplated by Section 10.1, duly executed by an authorized officer of Parent.

Section 4.4            Acquisition’s Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article IX, at the Closing Acquisition shall deliver to the Representative all of the following:

(a)           a copy of the Articles of Incorporation of Acquisition, certified as of a recent date by the Secretary of State of the State of Indiana;

(b)           a certificate of existence of Acquisition, issued as of a recent date by the Secretary of State of the State of Indiana;

(c)           a certificate of the Secretary or an Assistant Secretary of Acquisition, dated the Closing Date, in form and substance reasonably satisfactory to the Representative, as to:  (i) no amendments to the Articles of Incorporation of Acquisition since a specified date; (ii) the Bylaws of Acquisition; (iii) the resolutions of the Board of Directors of Acquisition authorizing the execution and performance of this Agreement and the transactions contemplated hereby; (iv) the written consent of Parent approving this Agreement in accordance with Chapter 40 Section 3 of the IBCL; and (v) the incumbency and signatures of the officers of Acquisition executing this Agreement; and

(d)           the certificate contemplated by Section 10.1, duly executed by an authorized officer of Acquisition.

Section 4.5            The Company’s Deliveries.  Subject to fulfillment or waiver of the conditions set forth in Article X, at the Closing the Company shall deliver to Parent all of the following:

(a)           a copy of the Restated Articles of Incorporation of the Company, as amended (the “Company Charter”), certified as of a recent date by the Secretary of State of the State of Indiana;

(b)           a certificate of existence of the Company, issued as of a recent date by the Secretary of State of the State of Indiana;

(c)           a certificate of the Secretary or Assistant Secretary of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Parent, as to: (i) no amendments to the Company Charter since a specified date; (ii) the Company’s Bylaws; (iii) the resolutions of the Board of Directors of the Company authorizing the execution and performance of this Agreement and the transactions contemplated hereby; (iv) the resolutions of the Shareholders approving the Merger and this Agreement in accordance with Chapter 40 Section 3 of the IBCL; and (v) the incumbency and signatures of the officers of the Company executing this Agreement and any Company Ancillary Agreement;

(d)           the certificates contemplated by Sections 9.1(a), 9.2, 9.6(a), 9.6(b) and 9.7, each duly executed by the Chief Executive Officer and Chief Financial Officer of the Company;

(e)           the certificate contemplated by Section 9.1(a), duly executed by the Representative;

(f)            the certificates contemplated by Section 9.1(b), duly executed by each Supporting Shareholder;

(g)           evidence reasonably satisfactory to Parent regarding the termination of any and all notes issued by Fifth Third Bank, Kentucky, Inc. in favor of the Company and the release of any security interest in any assets or property of the Company held by Fifth Third Bank Kentucky, Inc. in connection therewith;

(h)           all consents, waivers or approvals obtained by the Company with respect to the consummation of the transactions contemplated by this Agreement;

(i)            duly executed resignations, effective as of the Effective Time, of each of the directors of the Company;

(j)            evidence reasonably satisfactory to Parent regarding the termination of the agreements set forth on Schedule 4.5(j);

(k)           evidence reasonably satisfactory to Parent regarding the termination or expiration of, and the waiver of and release of any and all claims to any and all severance rights under, the agreements set forth on Schedule 4.5(k);

(l)            Stock Sale Forbearance Agreements, dated the Closing Date, substantially in the form of Exhibit F, duly executed by each Option Holder; and

(m)          an opinion of counsel to the Company, dated the Closing Date, substantially in the form of Exhibit G.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Acquisition to enter into this Agreement and to consummate the transactions contemplated hereby, the Company represents and warrants to Parent and Acquisition and agrees as follows:

Section 5.1            Organization and Authority of the Company.  (a)  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.  The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions listed on Schedule 5.1(a), and except as set forth on Schedule 5.1(a), such jurisdictions are the only ones in which the ownership or leasing of its properties and assets or the conduct of its business requires such qualification, and no other jurisdiction has demanded, requested or otherwise indicated that the Company is required to so qualify.  The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.  The Company has delivered to Parent true and complete copies of the Company Charter, the Company’s Bylaws and the Company’s minute books, and such minute books contain true and complete records of all meetings and other corporate action taken by the Board of Directors of the Company and the Shareholders.  The Company is in compliance with the provisions of the Company Charter and the Company’s Bylaws.

(b)           The Company has full power and authority to execute, deliver and perform this Agreement and each of the Company Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Company Ancillary Agreements by the Company have been duly authorized, approved and adopted by the Company’s Board of Directors and, except for the approval of this Agreement by the Shareholders in accordance with Section 7.1(b) and the filing contemplated by Section 4.2, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by each of Parent and Acquisition) is the legal, valid and binding obligation of the Company enforceable in accordance with its terms, and each of the Company Ancillary Agreements has been duly authorized by the Company and upon execution and delivery by the Company will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of the Company enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)           Except as set forth on Schedule 5.1(c), neither the execution and delivery of this Agreement or any of the Company Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)            conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance upon any of the Company’s assets, under (1) the Company Charter or the Company’s Bylaws, (2) any Company Agreement, (3) any note, instrument, mortgage, agreement, lease, franchise, license, permit or other authorization, right, restriction or obligation to which the Company is a party or any of its assets or business is subject or by which the Company is bound, (4) any Court Order to which the

Company is a party or by which any of its assets or business is subject or by which the Company is bound or (5) any Requirements of Law affecting the Company or its assets or business; or

(ii)           require the approval, consent, authorization or act of, or the making by the Company of any declaration, filing or registration with, any Person, except for the filing contemplated by Section 4.2.

Section 5.2            Capital Structure.  (a)  Schedule 5.2(a) sets forth the name of each Shareholder and the number of Shares owned by each such Shareholder.  Schedule 5.2(a) also sets forth the number of shares of Class A Common Stock into which each share of Company Preferred Stock is convertible.

(b)           The authorized capital stock of the Company consists of 8,000,000 shares of Class A Common Stock, 1,000,000 shares of Class B Common Stock and 1,000,000 shares of Company Preferred Stock.  Of the Company Preferred Stock, 4,000 shares have been designated Series A Preferred Stock, 326,000 shares have been designated Series B Preferred Stock and 670,000 shares have not been designated.

(c)           At the close of business on the date of this Agreement:

(i)            no shares of Company Common Stock or Company Preferred Stock were held in the treasury of the Company;

(ii)           200,745 shares of Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable;

(iii)          388,888 shares of Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable;

(iv)          4,000 shares of Series A Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable;

(v)           324,976 shares of Series B Preferred Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable;

(vi)          no shares of Non-Designated Preferred Stock were issued and outstanding;

(vii)         347,985 shares of Company Common Stock were reserved for issuance pursuant to the Company’s 2000 Stock Plan and the Stock Option Agreement for Key Management and in connection with the Company’s commitment to grant on September 30, 2000 the following Persons the following numbers of stock options: Jeffrey D. Amrein (1,668), Timothy C. Miller (1,666), James S. Orms (1,666) and Tupos Ventures, LLC (5,000) (the “Company Stock Plans”); and

(viii)        options to purchase 347,985 shares of Class A Common Stock pursuant to the Company Stock Plans are outstanding.

(d)           The Company Stock Plans are the only benefit plans or arrangements of the Company under which any securities of the Company are issuable.  Except as set forth on Schedule 5.2(d), the Company has delivered to Parent true and complete copies of each of the Company Stock Plans, as amended through the date hereof (or with respect to any unwritten Company Stock Plan, a true and complete written description thereof).  As of the date hereof, except as set forth in Section 5.2(c), no Shares or other voting securities of the Company are issued, reserved for issuance or outstanding.

(e)           Schedule 5.2(e) contains a correct and complete list as of the date of this Agreement of each outstanding option to purchase Shares issued under the Company Stock Plans (collectively, the “Company Stock Options”), including the name of the holder, date of grant, exercise price and number of Shares subject thereto, the plan or circumstances under which such Company Stock Option was granted, whether such Company Stock Option is an incentive stock option under Section 422 of the Code and whether the option is vested or exercisable.  Except as set forth on Schedule 5.2(e), there will be no acceleration in the vesting of any Company Stock Option as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby.  No options awarded under the Company Stock Plans have been exercised.

(f)            Except for the Company Stock Options, the Company Stock Plans or as set forth on Schedule 5.2(f), there are no agreements, arrangements, options, warrants, calls, rights, puts or commitments of any character relating to the issuance, sale, purchase or redemption of any Shares or other equity interests or equity equivalents of the Company, whether on conversion of other securities or otherwise, or obligating the Company to grant, extend or enter into any such agreement, arrangement, option, warrant, call, right, put or commitment, and there are no outstanding contractual rights to which the Company is a party, the value of which is based on the value of any Shares.

(g)           Except as set forth in the Company Charter or on Schedule 5.2(g), the Company is not a party to and, to the knowledge of the Company, there does not exist any shareholder agreement, voting trust agreement or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any Shares.  True and complete copies of the agreements and other instruments referred to on Schedule 5.2(g) have been delivered to Parent.

(h)           The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the Shareholders on any matter.

(i)            None of the Shares has been issued in violation of, or is subject to, any preemptive or subscription rights, and all of the Shares have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws.

(j)            Schedule 5.2(j) sets forth (i) as of the date hereof, the unpaid Accrued Dividends (whether or not declared) with respect to each holder of Series A Preferred Stock and each holder of Series B Preferred Stock and (ii) commencing with the day after the date hereof, the per diem accrual rate of Accrued Dividends (whether or not declared) on each share of Series A Preferred Stock and each share of Series B Preferred Stock.  Except as set forth on Schedule 5.2(j), there are no declared and unpaid dividends or other distributions with respect to any of the Shares.

Section 5.3            Subsidiaries and Investments.  Except as set forth on Schedule 5.3, (a) the Company does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) control any Person and (b) the Company has never, directly or indirectly, (i) owned, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) controlled any Person.

Section 5.4            Financial Statements.  Schedule 5.4 contains (a) the audited balance sheet of the Company as of December 31, 2002 and the related statement of income and shareholders’ equity for the fiscal year then ended, together with the appropriate notes to such financial statements, and (b) the unaudited balance sheet of the Company as of June 30, 2003 and the related statement of income and shareholders’ equity for the five months then ended.  Except as set forth therein or in the notes thereto, such financial statements have been prepared in conformity with generally accepted accounting principles applied in the United States and present fairly the financial position and results of operations of the Company as of their respective dates and for the respective periods covered thereby.

Section 5.5            No Undisclosed Liabilities.  Except as set forth on Schedule 5.5, the Company is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for on the Balance Sheet, other than liabilities of the same nature as those set forth on the Balance Sheet and the notes thereto and reasonably incurred in the ordinary course of business consistent with past practice after the Balance Sheet Date.

Section 5.6            Operations Since Audited Balance Sheet Date.  (a)  Since the Audited Balance Sheet Date, there has been:

(i)            no material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future; and

(ii)           no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the assets, business, operations, condition or prospects of the Company.

(b)           Except as set forth on Schedule 5.6, since the Audited Balance Sheet Date, the Company has conducted its business only in the ordinary course and in conformity with past practice.  Without limiting the generality of the foregoing, since the Audited Balance Sheet Date, except as set forth on Schedule 5.6, the Company has not taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.6.

Section 5.7            Taxes.  (a)  Except as set forth on Schedule 5.7(a):  (i) the Company has filed all Tax Returns required to be filed; (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid; (iii) all Taxes (whether or not shown on any Tax Return) owed by the Company have been timely paid; (iv) the Company has not waived or been requested to waive any statute of limitations in respect of Taxes which waiver is currently in effect; (v) the Tax Returns referred to in clause (i) have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened with respect to Taxes of the Company and, to the knowledge of the Company, no basis exists therefor; (vii) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full; (viii) all Tax Sharing Arrangements and Tax indemnity arrangements relating to the Company (other than this Agreement and the Indemnification Agreement) will terminate prior to the Effective Time and the Company will not have any liability thereunder on or after the Effective Time; (ix) there are no liens for Taxes upon the assets of the Company except liens relating to current Taxes not yet due; (x) all Taxes which the Company is required by law to withhold or to collect for payment have been duly withheld and collected and have been either paid or accrued, reserved against and entered on the books of the Company; (xi) the Company has not been a member of any Company Group and the Company has not had at any time any direct or indirect ownership in any corporation, partnership, limited liability company, trust, joint venture or other entity; (xii) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return; (xiii) except as may be limited as a result of the transactions contemplated by this Agreement, the regular tax net operating loss carryovers of the Company (and, if applicable, the alternative minimum tax net operating loss carryovers of the Company) for each of the taxable years ended prior to the date of this Agreement (collectively, the “NOLs”) are each available to the Company for a period of 20 taxable years from the end of the taxable year in which the applicable prior NOL was incurred; and (xiv) except as may be limited as a result of the transactions contemplated by this Agreement, none of the NOLs arose (or was or will be treated as arising) in a separate return limitation year and none of the NOLs constitutes a “dual consolidated loss” immediately prior to the Closing Date (as defined in Section 1503 of the Code).

(b)           No transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code (relating to “FIRPTA”), and no Transfer Taxes will be imposed on the transactions contemplated by this Agreement.

(c)           No payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will be, as a direct or indirect result of the transactions contemplated by this Agreement, an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code.  Except as set forth on Schedule 5.7(c), no payment or other benefit, and no acceleration of the vesting of any options, payments or other benefits, will, as a direct or indirect result of the transactions contemplated by this Agreement, be (or under Section 280G of the Code be presumed to be) a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment or acceleration is reasonable compensation for personal services performed or to be performed in the future.

Section 5.8            Governmental Permits.  (a)  The Company owns, holds or possesses all licenses, franchises, permits, privileges, variances, immunities, approvals and other authorizations from Governmental Bodies that are necessary to entitle it to own or lease, operate and use its properties and assets and to carry on and conduct its business substantially as conducted (collectively, the “Governmental Permits”).  Schedule 5.8 sets forth a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof.  Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Parent.

(b)           Except as set forth on Schedule 5.8: (i) the Company has fulfilled and performed its obligations under each Governmental Permit, and no event has occurred or condition or state of facts exists that constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or that permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit or that might adversely affect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue in full force and effect after the consummation of the transactions contemplated by this Agreement, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder or (y) the consent, approval or act of, or the making of any filing with, any Governmental Body.

Section 5.9            Real Property.  (a)  Schedule 5.9 sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof and the location of the real property covered by, and the space occupied under, such lease or other agreement) under which the Company is lessee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”).  Except as set forth on Schedule 5.9, the Company has the right to quiet enjoyment of all the Leased Real Property described on Schedule 5.9 for the full term of each such lease or similar agreement (and any renewal option relating thereto), and the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances.  Except as set forth on Schedule 5.9, and except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company.  Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in the Company’s possession and any policies of title insurance currently in force and in the possession of the Company with respect to each such parcel of Leased Real Property have heretofore been delivered to Parent.

(b)           Neither the whole nor any part of any real property leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any Governmental Body, and, to the knowledge of the Company, no such condemnation or other taking is threatened or contemplated.

(c)           The Company does not own and does not have any right or obligation to acquire any real property.

Section 5.10         Personal Property Leases.  Schedule 5.10 contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on 30 days’ or less notice or which provides for annual lease payments of less than $5,000.

Section 5.11         Intellectual Property; Software.  (a)  Schedule 5.11(a) contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, the expiration date and the number, if any) of all Copyrights, Patent Rights and Trademarks owned by, licensed to or used by the Company.

(b)           Schedule 5.11(b) contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company, including Software used by the Company in its operations or incorporated into its products.

(c)           Schedule 5.11(c) contains a list and description (showing in each case the parties thereto, license fees, royalties, expiration or termination dates and other material terms thereof) of all agreements, contracts, licenses, sublicenses, assignments and indemnities to which the Company is a party and which relate to:  (i) any Copyrights, Patent Rights or Trademarks required to be identified on Schedule 5.11(a); (ii) any Trade Secrets owned by, licensed to or used by the Company; or (iii) any Software required to be identified on Schedule 5.11(b).

(d)           Except as disclosed on Schedule 5.11(d), the Company either: (i) owns the entire right, title and interest in and to the Intellectual Property required to be listed on Schedule 5.11(a), free and clear of Encumbrances except for Permitted Encumbrances or (ii) has the perpetual, royalty-free right to use the same.  Except as set forth on Schedule 5.11(d), the Company is listed in the records of the appropriate United States, state or non-United States registry as the sole current owner of record for each application or registration required to be identified on Schedule 5.11(a) or (b) as being owned by the Company.

(e)           Except as disclosed on Schedule 5.11(e):  (i) all registrations for Copyrights, Patent Rights and Trademarks required to be identified on Schedule 5.11(a) as being owned by the Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company is valid and enforceable; (iii) the Company has the sole and exclusive right to bring actions for infringement, misappropriation, dilution, violation or unauthorized use of the Intellectual Property and Software owned by the Company, and to the knowledge of the Company, there is no basis for any such action; (iv) the Company has taken all actions reasonably necessary to protect, and where necessary register, the Copyrights, Trademarks, Software, Patent Rights or Trade Secrets owned by the Company; and (v) the Company is not in breach of any agreement affecting the Intellectual Property used by the Company and has not taken any action that would impair or otherwise adversely affect its rights in the Intellectual Property used by the Company.

(f)            Except as set forth on Schedule 5.11(f): (i) no infringement, misappropriation, dilution or violation of any Intellectual Property of any other Person has occurred or results in any way from the operations, activities, products, Software, equipment, machinery or processes used in the Company’s business; (ii) no claim of any infringement, misappropriation, dilution or violation of any Intellectual Property of any other Person has been made or asserted in respect of the operations of the Company’s business; (iii) no claim of invalidity of any Copyright, Trademark, Patent Right, Software or Trade Secret owned by the Company has been made; (iv) no proceedings are pending or, to the knowledge of the Company, threatened, which challenge the validity, ownership or use of any Intellectual Property or Software owned by the Company; and (v) the Company has not received notice of any claim that the operations, activities, products, Software, equipment, machinery or processes used in the Company’s business infringe, misappropriate, dilute or violate any Intellectual Property of any other Person and, to the knowledge of the Company, there is no basis for any such claim.

(g)           Except as disclosed on Schedule 5.11(g): (i) the Software required to be identified on Schedule 5.11(b) is not subject to any transfer, assignment, change of control, site, equipment or other operational limitations; (ii) the Company has maintained and protected the Software that it owns (the “Owned Software”) (including source code and system specifications) with appropriate proprietary notices (including the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret and confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law; (iv) the Company has copies of all releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company); (vii) the Owned Software does not infringe, misappropriate, dilute or violate any Intellectual Property of any other Person; (viii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (x) the Owned Software complies with all applicable Requirements of Law relating to the export or reexport of the same; and (xi) the Owned Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the United States Department of Commerce and/or the United States State Department.

(h)           Except as disclosed on Schedule 5.11(h), the Core Software operates in accordance with and conforms to any specifications, manuals, guides, descriptions and other similar documentation, in written or electronic form, made available by the Company to customers, end-users and resellers.  The Core Software and the Software included in, and the computing systems and networks used by the Company to provide, the Core Software:  (i) are free of all viruses, worms, trojan horses and other known contaminants; (ii) do not contain any errors or problems of a material nature that disrupt their operation or have an adverse impact on the operation of other Software or operating systems; (iii) have not been subject to any breach, penetration or intrusion by an unauthorized third party; (iv) have not been licensed to any third party except to customers of the Company pursuant to written license agreements in the ordinary course of business; and (v) are not licensed pursuant to a so-called “open source” license and do not incorporate and are not based on any Software that is licensed pursuant to a so-called “open source” license.

(i)            Except as disclosed on Schedule 5.11(i), all employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company or any predecessor in interest thereto either:  (i) created such materials in the scope of his or her employment; (ii) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all right, title and interest therein; or (iii) has executed an assignment in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such Intellectual Property or Software, as applicable.

(j)            Except as disclosed on Schedule 5.11(j), the Company has not granted to any third Person any ownership rights, exclusive rights or any rights to sublicense any of the products it develops or sells or any Intellectual Property relating to such products.

Section 5.12         Title to Property.  Except as set forth on Schedule 5.12 and except for assets disposed of in the ordinary course of its business, the Company has good and marketable title to each item of equipment and other property reflected on the Balance Sheet or thereafter acquired, free and clear of Encumbrances except for Permitted Encumbrances.

Section 5.13         No Violation, Litigation or Regulatory Action.  Except as set forth on Schedule 5.13:

(i)            neither the Company nor any of its properties or assets is subject to any Court Order;

(ii)           the assets of the Company and their uses comply with all applicable Requirements of Law and Court Orders;

(iii)          the Company has complied with all Requirements of Law and Court Orders that are applicable to its assets or business;

(iv)          there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened, against or affecting the Company nor, to the knowledge of the Company, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which the Company is the plaintiff or claimant;

(v)           there is no action, suit or proceeding pending or, to the knowledge of the Company, threatened that questions the legality or propriety of the transactions contemplated by this Agreement; and

(vi)          to the knowledge of the Company, no legislative or regulatory proposal or other proposal for the change in any Requirements of Law or the interpretation thereof has been adopted or is pending that could adversely affect the Company.

Section 5.14         Contracts.  Except as set forth on Schedule 5.14 or any other Schedule hereto, the Company is not a party to or bound by:

(a)           any contract for the purchase, sale or lease of real property;

(b)           any contract for the purchase of services, supplies, equipment or raw materials which involved the payment of more than $5,000 in the fiscal year ended December 31, 2002, which the Company reasonably anticipates will involve the payment of more than $5,000 in the fiscal year ending December 31, 2003 or which extends beyond July 1, 2004;

(c)           any contract for the sale of goods or services which is not a direct sales contract and which involved the payment of more than $5,000 in the fiscal year ended December 31, 2002, which the Company reasonably anticipates will involve the payment of more than $5,000 in the fiscal year ending December 31, 2003 or which extends beyond July 1, 2004;

(d)           any contract for the sale of goods or services which is a top 20 direct sales contract (measured by dollar volume of sales made pursuant thereto from inception through the date hereof) and which remains in effect;

(e)           any contract for the purchase, licensing or development of Software;

(f)            any consignment, distributor, dealer, reseller, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(g)           any partnership, joint venture, franchise or other similar agreement or arrangement;

(h)           any agreement or instrument that provides for, or relates to, the incurrence by the Company of debt for borrowed money (including any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(i)            any guarantee of the obligations of customers, suppliers, officers, directors, employees, Affiliates or others;

(j)            any agreement that limits or restricts where the Company may conduct business or any agreement containing any covenant or provision prohibiting the Company from engaging in any line or type of business;

(k)           any contract that provides for, or relates to, any confidentiality arrangement with any Person other than Parent, including any current or former officer or employee of the Company;

(l)            any contract with a Governmental Body;

(m)          any contract not made in the ordinary course of business; or

(n)           any other contract, agreement, commitment, understanding or instrument that is material to the Company.

Section 5.15         Status of Contracts.  Except as set forth on Schedule 5.15 or on any other Schedule hereto, each of the leases, contracts, licenses and other agreements listed on Schedules 5.9, 5.10, 5.11(c), 5.14 or 5.17(a) (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and will continue in full force and effect after the Effective Time, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other Person.  The Company has fulfilled and performed its obligations under each of the Company Agreements, and the Company is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements, and no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or by any other such party.  The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder.  None of the Company Agreements contains terms unduly burdensome to the Company or is harmful to its business.  Complete and correct copies of each of the Company Agreements have heretofore been delivered to Parent.

Section 5.16         Insurance.  The Company maintains policies of fire and casualty, liability (general, products and other liability), workers’ compensation and other forms of insurance and bonds in such amounts and against such risks and losses as are insured against by companies engaged in the same or a similar business.  Schedule 5.16 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by the Company on the date hereof.  The Company has complied with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner.  The Company shall keep its current insurance or comparable insurance in full force and effect through the Effective Time.

Section 5.17         Employees and Related Agreements; ERISA.  (a) Set forth on Schedule 5.17(a) is a list of each Company Plan.  As used herein, “Company Plan” means a “pension plan” (as defined in Section 3(2) of ERISA), a “welfare plan” (as defined in Section 3(1) of ERISA) or any other written or oral bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, restricted stock, stock appreciation right, holiday pay, vacation, retention, severance, medical, dental, vision, disability, death benefit, sick leave, fringe benefit, personnel policy, insurance or other plan, arrangement or understanding, in each case established or maintained by the Company or any of its affiliates or as to which the Company or any of its affiliates has contributed or otherwise may have any liability.

(b)           Except as set forth on Schedule 5.17(b), each Company Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and no event has occurred which would cause any such plan to cease being so qualified.  Except as set forth on Schedule 5.17(b), each Company Plan complies with its terms and, where applicable, the requirements of ERISA and the Code.  The Company has complied with the health care continuation requirements of Section 601, et seq. of ERISA with respect to its employees and their spouses, former spouses and dependents.  The Company is not a party to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA).

(c)           Except as set forth on Schedule 5.17(b), the Company has delivered or caused to be delivered to Parent, with respect to each Company Plan, correct and complete copies of (i) all plan documents and amendments, trust agreements and insurance contracts, (ii) the most recent Internal Revenue Service determination letter, (iii) the most recent Annual Report (Form 5500 Series) and accompanying schedules, as filed, (iv) the current and, to the extent available, the prior summary plan description and (v) the most recent financial statements.

(d)           At no time has the Company, or any entity which would be considered a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code, maintained, contributed to or had any liability under a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code.  The Company has no obligations under any Company Plan or otherwise to provide health benefits to former employees of the Company, except as specifically required by Section 4980B of the Code.

(e)           Neither the Company nor, to the knowledge of the Company, any other “disqualified person” (within the meaning of Section 4975 of the Code) or “party in interest” (within the meaning of Section 3(14) of ERISA) has engaged in any “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Plan which could subject any such plan (or its related trust) or the Company or any officer, director or employee of the Company to the penalty or Tax under Section 402(i) or Section 402(l) of ERISA or Section 4975 of the Code.

(f)            There is no pending or, to the knowledge of the Company, threatened, claim which alleges any violation of ERISA or any other law (i) by or on behalf of any Company Plan or (ii) by any employee of the Company or any plan participant or beneficiary with respect to any such plan.

(g)           Schedule 5.17(g) contains a list of all (i) oral or written compensation plans, agreements or arrangements with current and former employees, consultants or independent contractors of the Company, (ii) severance programs and policies of the Company with or relating to its current and former employees, consultants and independent contractors  and (iii) plans, programs, agreements and other arrangements of the Company with or relating to its current and former employees, consultants and independent contractors containing change of control or similar provisions.

(h)           Schedule 5.17(h) contains: (i) a list of all employees or commission salespersons of the Company as of June 30, 2003; (ii) as of the date hereof, the Current Annual Compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company) provided by the Company to, any such employees or salespersons; (iii) a list of all present or former employees or commission salespersons of the Company paid in excess of $40,000 in the fiscal year ended December 31, 2002 who have terminated or given notice of their intention to terminate their relationship with the Company since December 31, 2002; (iv) a list of any increase, effective after December 31, 2002, in the rate of compensation of any employees or commission salespersons if such increase exceeds 5% of the previous annual salary of such employee or commission salesperson; and (v) a list of all substantial changes in job assignments of, arrangements with or promotions or appointments of any employees or commission salespersons of the Company whose compensation as of December 31, 2002 was in excess of $40,000 per annum.

(i)            (i) The Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a “conflict of interest,” including direct or indirect interests in the business of competitors, suppliers or customers of the Company, and (ii) there are no situations that involved or involves (A) the use of any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from funds of the Company or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the SEC or any other federal, foreign, state or local government agency or authority.

Section 5.18         Worker Safety and Environmental Laws.  The properties, assets and past and present operations of the Company have been and are in compliance with all applicable Requirements of Laws and Court Orders relating to public and worker health and safety and the protection and clean-up of the environment and activities or conditions related thereto, including those relating to the generation, handling, disposal, transportation or Release of Contaminants.  Without limiting the generality of the foregoing,

(a)           any asbestos-containing material which is on or part of any Leased Real Property is in good repair according to the current standards and practices governing such material, and its presence or condition does not violate any currently applicable Environmental Law, and

(b)           there is not now, nor to the knowledge of the Company has there ever been, on or in any Leased Real Property or real property owned by the Company (i) any treatment, recycling, storage or disposal of any hazardous waste, as that term is defined under 40 C.F.R. Part 261 or any state equivalent, that requires or required a Governmental Permit pursuant to Section 3005 of RCRA or (ii) any underground storage tank or surface impoundment or landfill or waste pile.

Section 5.19         Employee Relations.  Except as set forth on Schedule 5.19, the Company has complied with all applicable Requirements of Law that relate to prices, wages, hours, discrimination in employment, plant closing, termination of employees and collective bargaining and is not liable for any arrears of wages or any Taxes or penalties for failure to comply with any of the foregoing.  The Company believes that its relations with its employees are satisfactory.  The Company is not a party to, or affected by or threatened with, any dispute or controversy with a union or with respect to unionization or collective bargaining involving its employees.  The Company is not adversely affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of the Company.  There has not been any union organizing or election activities involving any non-union employees of the Company since January 1, 2002 and, to the knowledge of the Company, none are threatened as of the date hereof.

Section 5.20         Customers and Suppliers.  Set forth on Schedule 5.20 is a list of names and addresses of the ten largest customers and the ten largest suppliers (in each case, measured by dollar volume of purchases or sales) of the Company and the percentage of the business of the Company which each such customer or supplier represents or represented during the fiscal year ended December 31, 2002 and the period from January 1, 2003 through June 30, 2003.  Except as set forth on Schedule 5.20, there exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship of the Company with any of the ten largest customers (measured by dollar volume of purchases) listed on Schedule 5.20 or whose purchases individually or in the aggregate are material to the operations of the Company’s business or with any supplier listed on Schedule 5.20 or whose sales individually or in the aggregate are material to the operations of the Company’s business, and there exists no present or future condition or state of facts or circumstances involving customers, suppliers or sales representatives that the Company can now reasonably foresee would materially adversely affect the Company’s business or prevent the conduct of the Company’s business after the consummation of the transactions contemplated by this Agreement in essentially the same manner in which it has heretofore been conducted.

Section 5.21         Availability of Assets.  Except as set forth on Schedule 5.21, the assets owned, leased or licensed by the Company constitute all the assets and properties used in, or necessary for, the operation of the business of the Company (including all books, records, computers and computer programs and data processing systems), and all such assets are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

Section 5.22         Accounts Receivable.   All accounts receivable of the Company have arisen from bona fide transactions in the ordinary course of business.  All accounts receivable reflected on the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected on the Balance Sheet; each such doubtful account and applicable allowance is set forth on Schedule 5.22; and all accounts receivable to be reflected on the Valuation Date Balance Sheet will be good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts, which allowance will be determined on a basis consistent with the basis used in determining the allowance for doubtful accounts reflected on the Balance Sheet.

Section 5.23         Product Liabilities.  (a)  Except as set forth on Schedule 5.23, the Company has not received a claim for or based upon breach of product warranty or product specifications or any other allegation of liability resulting from the sale of its products or the provision of services and, to the knowledge of the Company, there is no basis for any such claim.  The products sold or delivered or services rendered by the Company comply with all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services, copies of which have previously been delivered to Parent.

(b)           Schedule 5.23 contains a list of products and services of the Company in development and planned introductions.  The product and service, engineering, development, manufacturing and quality control processes that have been and are being followed by the Company are designed to produce products and services that (i) are consistent with the claims made about them in the sales brochures of the Company and other statements made about them by or on behalf of the Company, (ii) otherwise meet the reasonable expectations of customers of the Company or any Affiliates, (iii) comply with applicable regulatory requirements and (iv) avoid claims of the type described in Section 5.23(a).

(c)           Except as set forth on Schedule 5.23, none of the Company’s customer contracts contain any term or provision that (i) requires the Company: (A) to deliver the source-code for any software product to any third party; (B) to provide maintenance, support or other services to any customer free of charge for any period of time (other than for a period not to exceed one year following the installation of a system); (C) to deliver any material modification to or materially enhanced functionality for any software product (other than updates); (D) to deliver a new or next generation product; or (E) to provide any future discounts or fixed rates on future hardware and/or software purchase by any customer or (ii) prevents or restricts the Company from ceasing to provide support for any product after the end of the then current term of the customer agreement.

Section 5.24         Transactions with Affiliates.  (a)  For purposes of this Section 5.24, the term “Affiliated Person” means (i) any holder of capital stock of the Company, (ii) any director or officer of the Company, (iii) any Person that directly or indirectly controls, is controlled by or is under common control with the Company or (iv) any member of the immediate family of any of such Persons and any Person that directly or indirectly controls, is controlled by or is under common control with any such immediate family member.

(b)           Except as set forth on Schedule 5.24, since January 1, 2002, the Company has not, in the ordinary course of business or otherwise, (i) purchased, leased or otherwise acquired any property or assets or obtained any services from, (ii) sold, leased or otherwise disposed of any property or assets or provided any services to (except with respect to remuneration for services rendered in the ordinary course of business as director, officer or employee of the Company), (iii) entered into or modified in any manner any contract with or (iv)

borrowed any money from, or made or forgiven any loan or other advance (other than expenses or similar advances made in the ordinary course of business) to, any Affiliated Person.

(c)           Except as set forth on Schedule 5.24, (i) the contracts of the Company do not include any obligation or commitment between the Company and any Affiliated Person, (ii) the assets of the Company do not include any receivable or other obligation or commitment from an Affiliated Person to the Company except for those obligations or commitments incurred in the ordinary course of business and (iii) the liabilities of the Company do not include any payable or other obligation or commitment from the Company to any Affiliated Person except for such obligations or commitments incurred in the ordinary course of business.

(d)           To the knowledge of the Company and except as set forth on Schedule 5.24, no Affiliated Person of the Company is a party to any contract with any customer or supplier of the Company that affects in any manner the business of the Company.  To the knowledge of the Company, no person employed by the Company is a relative of any officer or director of the Company.

Section 5.25         Budgets.  Schedule 5.25 sets forth (a) as of the date hereof the budgets of capital, payroll and other expenditures of the Company prepared in the ordinary course of business for the fiscal year ending December 31, 2003 and (b) the total capital expenditures through June 30, 2003, if any, for each capital expenditure project for which funds are proposed to be expended during the fiscal year ending December 31, 2003.

Section 5.26         Warranties.  Schedule 5.26 sets forth (a) a specimen copy of the form of written warranties covering products sold or services rendered by the Company which have not yet expired and (b) a summary of the warranty expense incurred by the Company during each of its last three fiscal years.  The reserve for liabilities with respect to warranty claims contained in the Balance Sheet fairly reflects in all material respects the amount required in accordance with generally accepted accounting principles to be shown thereon as of the Balance Sheet Date, and the reserve for such liabilities to be contained in the books and records of the Company on the Effective Date will fairly reflect in all material respects the amount required in accordance with generally accepted accounting principles to be shown thereon as of the Effective Date.

Section 5.27         Certain Business Practices and Regulations.  (a)  Except as set forth on Schedule 5.27, the Company has operated its business in compliance with all Requirements of Law, all requirements relating to medical records and medical information privacy promulgated by the Joint Commission on Accreditation of Healthcare Organizations and all contractual requirements that regulate or limit the maintenance, use or transmission of medical records, patient information or other personal information made available to or collected by the Company in connection with the operation of its business and has implemented all confidentiality, security and other protective measures required by those Requirements of Law and contractual requirements and will have implemented, upon effectiveness, all such measures required by the Standards for Privacy of Individually Identifiable Health Information promulgated under the Health Insurance Portability and Accountability Act of 1996.  With respect to privacy and security commitments for personally identifiable information maintained by the Company (the “Privacy Commitments”), (i) the Company is in compliance with the

Privacy Commitments; (ii) the transactions contemplated by this Agreement will not violate any of the Privacy Commitments; (iii) the Company has not received inquiries from the Federal Trade Commission or any other federal or state governmental agency regarding the Privacy Commitments; and (iv) the Privacy Commitments have not been rejected by any applicable certification organization which has reviewed such Privacy Commitment or to which any such Privacy Commitment has been submitted.  The Company has entered into “business associate” agreements with all of its customers and suppliers in accordance with applicable Requirements of Law.

(b)           The Company has not engaged in any activity constituting fraud or abuse under any Requirements of Law relating to healthcare insurance or reimbursement, and no payments of either cash or other consideration to any person by or on behalf of the Company have been made in violation of any applicable Requirements of Law.

Section 5.28         No Finder.  Neither the Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 5.29         Disclosure Materials; Certain Shareholder Approvals.  The materials (collectively, the “Disclosure Materials”) prepared, or to be prepared by the Company in accordance with Section 7.1, either in connection with obtaining the approval, at a duly convened meeting or by written consent, of the Shareholders of the Merger, this Agreement and the transactions contemplated hereby (the “Shareholder Approval”) or otherwise in connection with the transactions contemplated hereby comply or, when prepared by the Company and distributed to the Shareholders, will comply with the provisions of the IBCL and will not, at the time of the distribution of the Disclosure Materials, at the time the Company obtains the Shareholder Approval or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, that the Company makes no representation with respect to information concerning Parent or Acquisition supplied by Parent to the Company for inclusion in the Disclosure Materials.

Section 5.30         Takeover Statutes and Charter Provisions.  To the knowledge of the Company, no state takeover statutes or takeover charter or bylaw provisions are applicable to the Merger, this Agreement, the Shareholder Support Agreements, the Parent Ancillary Agreements or the Company Ancillary Agreements or the transactions contemplated hereby or thereby.

Section 5.31         Required Vote of Shareholders.  The affirmative vote of the holders of at least a majority of the outstanding shares of Company Common Stock and Series B Preferred Stock, voting together as a single class, the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred Stock and the written consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting on an as-converted basis, is required to approve this Agreement.  No other vote of the Shareholders is required by law, the Company Charter or the Company’s Bylaws or otherwise in order for the Company to consummate the Merger and the transactions contemplated by this Agreement.

Section 5.32         Disclosure.  None of the representations or warranties of the Company contained herein, none of the information contained in the Schedules referred to in this Article V, and none of the other information or documents furnished to Parent or any of its representatives by the Company or its representatives pursuant to the terms of this Agreement is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.  To the Company’s knowledge, after due inquiry by its senior officers, there is no fact that adversely affects or in the future is likely to adversely affect the Company or its business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION

As an inducement to the Company to enter into this Agreement and to consummate the transactions contemplated hereby, Parent and Acquisition hereby jointly and severally represent and warrant to the Company and agree as follows:

Section 6.1            Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Acquisition is a corporation duly organized and validly existing under the laws of the State of Indiana.  Each of Parent and Acquisition has full power and authority to own or lease and operate and use its properties and assets and to carry on its business as now conducted.

Section 6.2            Authority; Conflicts.  (a)  Parent has all requisite power and authority to execute, deliver and perform this Agreement and each of the Parent Ancillary Agreements.  The execution, delivery and performance of this Agreement and the Parent Ancillary Agreements by Parent have been duly authorized and approved by its Board of Directors and do not require any further authorization or consent of Parent or its stockholders.  This Agreement has been duly authorized, executed and delivered by Parent and (assuming the valid authorization, execution and delivery of this Agreement by each of the Company and Acquisition) is the legal, valid and binding obligation of Parent enforceable in accordance with its terms, and each of the Parent Ancillary Agreements has been duly authorized by Parent and upon execution and delivery by Parent will be (assuming the valid authorization, execution and delivery by each of the other parties thereto) a legal, valid and binding obligation of Parent enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b)           Acquisition has all requisite power and authority to execute, deliver and perform this Agreement.  The execution, delivery and performance of this Agreement by Acquisition have been duly authorized, approved and adopted by Acquisition’s Board of Directors and, except for the approval of this Agreement by Parent in accordance with Section 7.2 and the filing contemplated by Section 4.2, no other corporate proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby.  This Agreement has been duly authorized, executed and delivered by Acquisition and (assuming the valid authorization, execution and delivery of this Agreement by each of the Company and

Parent) is the legal, valid and binding obligation of Acquisition enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c)           Neither the execution and delivery of this Agreement or any of the Parent Ancillary Agreements nor the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i)            conflict with, result in a breach of the terms, conditions or provisions of or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under or result in the creation or imposition of any Encumbrance upon any of Parent’s or Acquisition’s assets, under (1) the Parent Charter, By-laws of Parent or Articles of Incorporation or Bylaws of Acquisition, (2) any material note, instrument, mortgage, agreement, lease, license franchise, permit or financial obligation to which either Parent or Acquisition is a party or any of their respective assets or business is subject or by which either Parent or Acquisition is bound, (3) any Court Order to which either Parent or Acquisition is a party or by which any of their respective assets or business is subject or by which either Parent or Acquisition is bound or (4) any Requirements of Law affecting either Parent or Acquisition or their respective assets or business, other than any such conflicts, breaches, defaults or rights that, individually or in the aggregate, would not materially impair the ability of either Parent or Acquisition to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; or

(ii)           require the approval, consent, authorization or act of, or the making by either Parent or Acquisition of any declaration, filing or registration with, any Person, except for the filing of one or more notices of listing of additional shares with The Nasdaq Stock Market, Inc. and the filing contemplated by Section 4.2.

Section 6.3            Capital Structure of Acquisition.  Acquisition was organized solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business since it was incorporated that is not in connection with this Agreement.  The authorized capital of Acquisition consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares have been issued and are outstanding, and none are held as treasury shares.  All of the outstanding shares of capital stock of Acquisition are validly issued, fully paid and nonassessable and owned of record and beneficially by Parent, free from all Encumbrances.

Section 6.4            Information Supplied by Parent for Disclosure Materials.  None of the information supplied by Parent in writing for inclusion in the Disclosure Materials will, at the time of the mailing of the Disclosure Materials or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 6.5            No Finder.  Neither Parent, Acquisition nor any Person acting on behalf of Parent or Acquisition has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 6.6            SEC Documents and Other Reports.  Parent has filed all required documents with the SEC between January 1, 2003 and the date hereof (the “Parent SEC Documents”).  At the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VII

ACTION PRIOR TO THE EFFECTIVE TIME

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Effective Time:

Section 7.1            Action by the Company; Preparation of the Disclosure Materials.  (a)  The Company will, as soon as practicable following the execution of this Agreement, duly submit this Agreement to the Shareholders for the purpose of considering the approval of this Agreement and the Merger, all in accordance with the IBCL, the Company Charter and the Company’s Bylaws.  The Company has, through its Board of Directors, recommended to the Shareholders the approval of this Agreement as required by the IBCL, and the Company’s Board of Directors shall not withdraw or modify, or propose to withdraw or modify, such recommendation in a manner adverse to Parent.  The Company shall use reasonable best efforts (including direction from the Company’s Board of Directors that the Shareholders take such action by written consent in accordance with Chapter 29 Section 4.5 of the IBCL) to solicit the Shareholder Approval.

(b)           The Company shall use reasonable best efforts to prepare any Disclosure Materials required by applicable Requirements of Law as promptly as possible after the date hereof and shall use reasonable best efforts to submit the proposed Disclosure Materials to Parent and its counsel not less than two days prior to submitting the Disclosure Materials to the Shareholders.  Parent shall use reasonable best efforts to furnish the Company with such information concerning Parent as shall be required to be included in the Disclosure Materials.  The Company shall use reasonable best efforts to mail the Disclosure Materials to Shareholders on or before July 21, 2003.  If prior to the Effective Time either (i) the Company determines that the Disclosure Materials need to be amended or supplemented in order for the representation and warranty of the Company in Section 5.29 to be correct or (ii) Parent determines that the Disclosure Materials need to be amended or supplemented in order for the representation and warranty of Parent in Section 6.4 to be correct, the Company or Parent, as the case may be, shall notify the other of such determination and shall deliver to the other such amendment or supplement as such party believes is necessary to make such representation and warranty correct.  The Company shall consider all such amendments proposed by Parent and shall cause all such amendments or supplements that the parties reasonably believe are necessary to be mailed to the Shareholders as soon as practicable after such delivery.

(c)           In the event that the Shareholder Approval is obtained by written consent, as promptly as practicable after obtaining such Shareholder Approval, but in no event later than ten days after obtaining such Shareholder Approval, the Company shall notify each Shareholder who is entitled to appraisal rights of the approval of the Merger and that appraisal rights are available, pursuant to Chapter 44 of the IBCL.  Such notice shall be in a form reasonably acceptable to Parent and shall be in compliance with Chapter 44 Section 10 of the IBCL.  The Company shall advise Parent as promptly as practicable of any notice received from any Shareholder purporting to demand the appraisal of such Shareholder’s shares of Company Common Stock or Company Preferred Stock.

Section 7.2            Action by Parent.  Parent, as the sole shareholder of Acquisition, shall take such actions as may be necessary to approve the Merger and this Agreement as required by the IBCL.

Section 7.3            Access to Information.  The Company shall afford to the officers, employees and authorized representatives of Parent (including independent public accountants, financial advisors, environmental consultants and attorneys) complete access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation and such access and information that may be necessary in connection with an environmental audit) of the Company to the extent Parent shall reasonably deem necessary or desirable and shall furnish to Parent or its authorized representatives such additional information concerning the Company as shall be reasonably requested, including all such information as shall be necessary to enable Parent or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of the Company contained in this Agreement have been complied with and to determine whether the conditions set forth in Article IX have been satisfied.  Parent agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company.  No investigation made by Parent or its representatives hereunder shall affect the representations and warranties of the Company hereunder.

Section 7.4            Preserve Accuracy of Representations and Warranties.  Each party hereto shall refrain from taking any action that would render any representation or warranty contained in Article V or VI inaccurate as of the Effective Time.  Each party shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.  The Company shall promptly notify Parent of (a) any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the Company that would have been listed on Schedule 5.13 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof and (b) any other event or matter that becomes known to the Company and would cause any other representation or warranty contained in Article V to be untrue in any material respect.

Section 7.5            Consents of Third Parties; Governmental Approvals.  (a)  The Company will act diligently and reasonably to secure, before the Effective Time, the consent, approval or waiver, in form and substance reasonably satisfactory to Parent, from any party to any Company Agreement required to be obtained to permit the consummation of the transactions contemplated by this Agreement; provided, however, that (i) neither the Company nor Parent shall have any obligation to offer or pay any consideration in order to obtain any such consent, approval or waiver and (ii) the Company shall not make any agreement or understanding affecting its assets or business as a condition for obtaining any such consent, approval or waiver except with the prior written consent of Parent.  During the period prior to the Closing Date, Parent shall act diligently and reasonably to cooperate with the Company to obtain the consents, approvals and waivers contemplated by this Section 7.5(a).

(b)           During the period prior to the Effective Time, the parties hereto shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement or to otherwise satisfy the conditions set forth in Section 9.4; provided that the Company shall not make any agreement or understanding affecting its assets or business as a condition for obtaining any such consent or  approval except with the prior written consent of Parent.

Section 7.6            Conduct of Business Prior to the Effective Time.  (a)  Except as expressly contemplated by this Agreement, the Company shall operate and carry on its business only in the ordinary course and substantially as currently operated.  Consistent with the foregoing, the Company shall keep and maintain its assets and properties in good operating condition and repair and shall use its reasonable best efforts consistent with good business practice to maintain its business organization intact and to preserve the goodwill of the suppliers, contractors, licensors, licensees, employees, customers, distributors and others having business relations with the Company (except, in each case, with the express prior written approval of Parent).  In connection therewith, the Company shall not attempt to persuade any employee or agent of the Company to terminate such person’s relationship with the Company.

(b)           Notwithstanding Section 7.6(a), except as expressly contemplated by this Agreement or except with the express prior written approval of Parent, the Company shall not:

(i)            (A) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its Shareholders in their capacity as such other than dividends with respect to the Company Preferred Stock in an aggregate amount of no more than $350,000, (B) split, combine or reclassify any of its capital stock or issue, sell or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Shares (other than any issuances of its securities upon the conversion of any outstanding Company Preferred Stock) or (C) purchase, redeem or otherwise acquire any Shares or any other securities of the Company;

(ii)           except as set forth in clause (i) above, issue, deliver, sell, pledge, dispose of or otherwise encumber any Shares or other securities (including any rights, warrants or options to acquire any Shares or other securities);

(iii)          make any material change in its business or operations;

(iv)          amend the Company Charter or the Company’s Bylaws;

(v)           acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof;

(vi)          alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure;

(vii)         make or incur any capital expenditure or expenditures which, individually, is in excess of $10,000 or, in the aggregate, are in excess of $20,000;

(viii)        enter into or modify in any material respect any contract, agreement, undertaking, obligation or commitment that would have been required to be set forth on Schedule 5.14 if in effect on the date hereof or enter into any contract that requires the consent or approval of any third Person to consummate the transactions contemplated by this Agreement or make any modification to any existing Company Agreement or to any Governmental Permits;

(ix)           enter into any contract for the purchase, lease (as lessee) or other occupancy of real property or exercise any option to purchase real property or any option to extend a lease listed on Schedule 5.9;

(x)            sell, lease (as lessor), transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of the Company, other than inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice and other than Permitted Encumbrances;

(xi)           cancel any debts owed to or claims held by the Company (including the settlement of any claims or litigation) or waived any other rights held by the Company other than in the ordinary course of business consistent with past practice;

(xii)          create, incur or assume, or agree to create, incur or assume, any indebtedness for borrowed money or enter into, as lessee, any capitalized lease obligation (as defined in Statement of Financial Accounting Standards No. 13);

(xiii)         accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(xiv)        delay or accelerate payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(xv)         allow the levels of raw materials, supplies, work-in-process, finished goods or other materials included in the inventory of the Company to vary in any material respect from the levels customarily maintained by the Company;

(xvi)        enter into any transaction with any Affiliate;

(xvii)       enter into, adopt or amend any bonus, profit-sharing, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare, severance or other employee benefit plan with respect to employees of the Company, other than any such amendment to an employee benefit plan that is made to maintain the qualified status of such plan or its continued compliance with applicable law;

(xviii)      alter the compensation of the employees of the Company, other than changes made in accordance with normal compensation practices and consistent with past compensation practices;

(xix)         make any change in the accounting principles and practices used by the Company from those applied in the preparation of the financial statements referred to on Schedule 5.4 except as required by generally accepted accounting principles;

(xx)          prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods (including positions, elections or methods which would have the effect of deferring income to periods after the Closing Date or accelerating deductions to periods prior to the Closing Date); or

(xxi)         enter into any agreement or commitment to take any action prohibited by this Section 7.6(b).

Section 7.7            Notification by the Company of Certain Matters.  During the period prior to the Effective Time, the Company will promptly advise Parent in writing of (a) any material adverse change in the condition of the assets or business of the Company, (b) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement and (c) any material default under any Company Agreement or event which, with notice or lapse of time or both, would become such a default on or prior to the Effective Time and of which the Company has knowledge.

Section 7.8            State Takeover Laws.  If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent, Acquisition and the Company and the respective Boards of Directors of Acquisition and the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

Section 7.9            Takeover Proposals.  (a)  The Company shall not, nor shall the Company authorize any investment banker, attorney or other advisor or representative of the Company to, (i) directly or indirectly solicit, initiate or encourage the submission of any

Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, furnish to any Person any information with respect to the Company in connection with or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from furnishing non-public information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited bona fide written Takeover Proposal by such Person, if and only to the extent that (A) such Takeover Proposal would, if consummated, result in a transaction that would, in the reasonable good-faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, result in a transaction more favorable to the Shareholders from a financial point of view than the Merger (any such more favorable Takeover Proposal, a “Superior Proposal”) and, in the reasonable good-faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, the Person making such Superior Proposal has the financial means to conclude such transaction, (B) the failure to take such action would in the reasonable good-faith judgment of the Board of Directors of the Company, on the basis of the advice of the outside corporate counsel of the Company, violate the fiduciary duties of the Board of Directors of the Company to the Shareholders under applicable law, (C) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement and (D) the Company shall have fully complied with this Section 7.9.

(b)           The Company shall advise Parent orally (within one business day) and in writing (as promptly as practicable) of (i) any Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, (ii) the material terms of such Takeover Proposal and (iii) the identity of the Person making any such Takeover Proposal or inquiry.  The Company will keep Parent informed of the status and details of any such Takeover Proposal or inquiry.

Section 7.10         Pre-Closing Interest.  In the event that (a) all of the conditions set forth in Article IX are satisfied, (b) the Company has obtained the unanimous approval, at a duly convened meeting or by written consent in form and substance reasonably satisfactory to Parent, of the Shareholders of the Merger, this Agreement and the transactions contemplated hereby in accordance with the Company Charter, the Company’s Bylaws and the IBCL, (c) the Company delivers to Parent a written notice stating that the conditions specified in clauses (a) and (b) of this Section 7.10 have been satisfied and (d) at Parent’s election (and not due to any failure of the Company to deliver to Parent any of the deliveries specified in Section 4.5 or any other circumstance beyond Parent’s control), the Closing does not take place on the business day immediately following Parent’s receipt of such notice, beginning 24 hours after Parent’s receipt of such notice, for each 24-hour period that, at Parent’s election (and not due to any failure of the Company to deliver to Parent any of the deliveries specified in Section 4.5 or any other circumstance beyond Parent’s control), the Closing does not take place, the Purchase Price shall be increased at a rate equivalent to 4% per year; provided, however, that the aggregate increase of the Purchase Price pursuant to this Section 7.10 shall not exceed $50,000.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1            Employees and Employee Plans.  If the Merger is consummated, employees of the Surviving Corporation shall be eligible to receive compensation, incentives and benefits comparable in the aggregate to those that similarly situated employees of Parent and Parent’s Affiliates are eligible to receive.  To the extent any Parent Plan (or any plan of the Surviving Corporation) shall be made applicable to any employee of the Company, Parent shall, or shall cause the Surviving Corporation to, grant to employees of the Company credit for service with the Company for the purposes of determining eligibility to participate in such plan and the employee’s nonforfeitable interest in benefits thereunder.  Nothing in this Agreement shall be interpreted as limiting the power of the Surviving Corporation to amend or terminate any plan listed on Schedule 5.17(a) or (g) or any other employee benefit plan, program, agreement or policy in accordance with its terms or as requiring the Surviving Corporation or Parent to offer or to continue (other than as required by its terms) any written employment contract.

Section 8.2            Key Employee Options.  (a)  Parent shall reserve a number of shares of Parent’s common stock, par value $0.01 per share (the “Parent Common Stock”), equal to $1,000,000 divided by the fair market value of an option to purchase a share of Parent Common Stock calculated in accordance with the Black-Scholes Method (rounded down to the nearest share) for grants pursuant to this Section 8.2 under a Parent stock option plan for which shares of Parent Common Stock have been previously registered under the Securities Act of 1933 pursuant to an appropriate registration form (a “Parent Option Plan”) to Key Employees of the Company who are employed by the Surviving Corporation or Parent after the Effective Time.  Such options shall be granted to Key Employees on the date that is 30 days after the Effective Date (or if such date is not a business day, the first business day after such date).

(b)           Any option granted pursuant to this Section 8.2 shall have an exercise price equal to the fair market value of Parent Common Stock (as determined in accordance with the applicable Parent Option Plan) on the date of grant and be subject to such terms and conditions generally applicable to stock options granted by Parent except that any option granted pursuant to this Section 8.2 shall vest with respect to 50% of the shares subject to such option on the first anniversary of the Effective Date and shall vest with respect to 50% of the shares subject to such option on the second anniversary of the Effective Date.

Section 8.3            Director and Officer Insurance and Indemnification; Acquisition Expenses.  (a)  If the Merger is consummated, for a period of two years after the Effective Time Parent shall cause the Surviving Corporation to provide the Company’s current and former directors and officers an insurance and indemnification policy that provides coverage for events existing or occurring prior to the Effective Time that is no less favorable with respect to its limits and deductibles than the Company’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Surviving Corporation be required to pay in excess of $15,000 for such coverage (such amount, the “D&O Insurance Expenses”).

(b)           If the Merger is consummated, for a period of two years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless all current and former directors and officers of the Company to the full extent permitted by law, the Company Charter or the Company Bylaws as in effect on the date hereof, in each case for all acts or omissions occurring at or prior to the Effective Time and shall periodically advance litigation expenses reasonably incurred by each such Person in connection with defending any claim, action or investigation arising out of such acts or omissions, subject to such Person providing an undertaking to reimburse all amounts so advanced in the event of a final non-appealable determination by a court of competent jurisdiction that such Person is not entitled thereto.

(c)           If the Merger is consummated, Parent shall pay or cause the Surviving Corporation to pay the Acquisition Expenses of the Company, and the Company shall use reasonable best efforts to obtain from attorneys, accountants and other service providers on or prior to the Closing Date final bills for, and releases with respect to, such Acquisition Expenses.

Section 8.4            Company Stock Plans.  (a)  As of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time and is not intended to be an incentive stock option within the meaning of Section 422 of the Code, including each Company Stock Option to the extent converted into a Company NQSO pursuant to Section 8.4(c) (a “Company NQSO”), shall terminate and cease to be exercisable, and Parent thereafter shall pay to the holder of such Company Stock Option the following cash amounts, less applicable Taxes required to be withheld in respect of each such payment:

(i)            An amount equal to the product of (A) the Per Share Holdback Amount, as defined below, multiplied by (B) the number of shares subject to all Company Stock Options held by the applicable Option Holder immediately prior to the Effective Time (including Company ISOs described in Section 8.4(b)) shall be held back and paid to the Option Holder at the same times and subject to the same conditions as the Working Capital Distribution Amounts, Initial Holdback Amounts and Subsequent Holdback Amounts are paid to holders of shares of Company Common Stock pursuant to Sections 3.1(c), 3.1(d) and 3.1(e).  For purposes of this Section 8.4, the “Per Share Holdback Amount” shall mean the Holdback Amount divided by the Fully Diluted Share Number.

(ii)           An amount, if any, equal to the excess of (A) the Per Share Purchase Price, as defined below, multiplied by the number of shares subject to the Company NQSO, over (B) the sum of (x) the amounts described in clause (i) above and (y) the aggregate exercise price of the shares of Company Common Stock subject to the Company NQSO shall be paid to the Option Holder as soon as administratively practicable after the Effective Time.  For purposes of this Section 8.4, the “Per Share Purchase Price” shall mean the Purchase Price divided by the Fully Diluted Share Number.

(b)           Subject to Section 8.4(c), as of the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time and that is intended to be an incentive stock option, within the meaning of Section 422 of the Code (a “Company ISO”), shall be assumed by Parent and become and represent an option (a “Parent Substitute Option”) to purchase the number of shares of Parent Common Stock (rounded down to the nearest full share) determined by multiplying (i) the number of shares of Company Common Stock subject to such

Company ISO immediately prior to the Effective Time by (ii) the Option Conversion Ratio, as defined below, at an exercise price per share of Parent Common Stock (rounded up to the nearest cent) equal to (A) the exercise price per share of Company Common Stock immediately prior to the Effective Time divided by (B) the Option Conversion Ratio.  Each Company ISO shall be exercisable upon the same terms and conditions as under the applicable Company Stock Plan and any applicable option agreement issued thereunder, except as otherwise provided in this Section 8.4.  For purposes of this Section 8.4(b), the “Option Conversion Ratio” shall be a ratio, the numerator of which is the Per Share Purchase Price, and the denominator of which is the Average Parent Share Price.

(c)           If immediately prior to the Effective Time an Option Holder holds no Company NQSOs, or if the number of shares subject to the Company NQSOs held by such Option Holder is not sufficient to satisfy the holdback requirements of clause (i) of Section 8.4(a), then immediately prior to the Effective Time the Company ISOs held by such Option Holder shall be converted, in part, into Company NQSOs and be subject to Section 8.4(a).  The number of shares of Company Common Stock subject to such converted options shall equal  the number of shares sufficient to satisfy the holdback requirements of clause (i) of Section 8.4(a).  Company ISOs shall be converted into Company NQSOs pursuant to this Section 8.4(c) in order of their grant date, beginning with the Company ISOs most recently granted.

(d)           As soon as reasonably practicable after the Effective Time but in any event within five business days after the Effective Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to Parent Common Stock subject to Parent Substitute Options or shall cause such Parent Substitute Options to be deemed to be issued pursuant to a Parent Option Plan.  In addition to any requirement of the applicable Company Stock Plan, any Parent Common Stock issued upon exercise of a Parent Substitute Option prior to effectiveness of such registration statement shall bear a legend substantially similar to the following:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS.  SUCH SECURITIES HAVE BEEN ACQUIRED BY THE HOLDER HEREOF NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, AS AMENDED.  SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (A) THE SECURITIES HAVE BEEN REGISTERED UNDER SUCH ACT AND ANY AND ALL SUCH OTHER APPLICABLE LAWS OR (B) THE ISSUER RECEIVES AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT REGISTRATION OF SUCH SECURITIES IS NOT REQUIRED.”

(e)           The Company shall take all steps necessary to give effect to this Section 8.4, including obtaining the written consent of each Option Holder.

Section 8.5            Termination Fee.  Notwithstanding any provision in this Agreement to the contrary, if this Agreement is terminated by Parent or the Company pursuant to

Section 12.1(f) then the Company shall (without prejudice to any other rights of Parent against the Company) (a) reimburse Parent upon demand for all out-of-pocket fees and expenses incurred or paid by or on behalf of Parent or any Affiliate of Parent in connection with this Agreement, the Parent Ancillary Agreements and the Company Ancillary Agreements and the transactions contemplated hereby or thereby, including all fees and expenses of counsel, accountants and consultants and (b) pay to Parent in cash an amount equal to 4.5% of the Purchase Price, such payment to be made by the Company concurrently with such termination if the termination is by the Company or no later than the second business day following such termination if the termination is by Parent.

Section 8.6            Management Incentive Compensation Payments.  If the Merger is consummated, promptly following the Effective Time, Parent shall cause the Surviving Corporation to pay to each Person listed on Schedule 8.6 a management incentive compensation payment in the amount specified opposite such Person’s name on Schedule 8.6, pursuant to the 2003 Executive Compensation Plan approved by the Company’s Board of Directors on January 6, 2003.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND ACQUISITION

The obligations of Parent and Acquisition under this Agreement shall, at the option of Parent and Acquisition, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

Section 9.1            No Misrepresentation or Breach of Covenants and Warranties.

(a)           There shall have been no material breach by the Company or the Representative in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of the Company and the Representative contained or referred to herein or in the Representative Agreement shall be true and correct in all material respects at the Effective Time as though made at the Effective Time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Parent and Acquisition or any transaction permitted by Section 7.6, it being understood and agreed that for purposes of this Section 9.1(a), any breach of any such warranty or any inaccuracy of any such representation shall be deemed not to be material if the same has not resulted in and is not reasonably expected to result in any Loss or Expense in an amount in excess of $50,000, individually, or in excess of $250,000, in the aggregate; and there shall have been delivered to Parent and Acquisition a certificate or certificates to such effect, dated the Effective Date, signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer and by the Representative.

(b)           There shall have been no material breach by any Supporting Shareholder in the performance of any of its covenants and agreements contained in the applicable Shareholder Support Agreement; none of the representations or warranties of such Supporting Shareholder contained or referred to in the applicable Shareholder Support Agreement shall be untrue or incorrect in any respect at the Effective Time, and such representations and warranties shall be true and correct as though made at the Effective Time; and there shall have been delivered to Parent and Acquisition a certificate or certificates to such effect, dated the Effective Date, signed by such Supporting Shareholder.

Section 9.2            No Changes or Destruction of Property.  Between the date hereof and the Effective Time, there shall have been: (a) no material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company; (b) no material adverse federal or state legislative or regulatory change affecting the business of the Company; and (c) no material damage to the assets or properties of the Company by fire, flood, casualty, act of God or the public enemy or other cause, regardless of insurance coverage for such damage; and there shall have been delivered to Parent and Acquisition a certificate to such effect, dated the Effective Date, signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer.

Section 9.3            No Restraint or Litigation.  Between the date hereof and the Effective Time, there shall have been no litigation threatened or instituted relating to any material aspect of the business of the Company or any of the transactions contemplated by this Agreement that was not pending or threatened as of the date hereof (other than in connection with or arising from the matter described on Schedule 11.1), and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any transaction contemplated hereby.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and neither the Company nor Parent shall have received written notice from any Governmental Body that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated hereby.

Section 9.4            Necessary Governmental Approvals.  The parties shall have received all approvals and actions of or by all Governmental Bodies that are necessary to consummate the transactions contemplated hereby, which are either specified on Schedule 5.1(c) or otherwise required to be obtained prior to the Closing by applicable Requirements of Law or which are necessary to prevent a material adverse change in the Company or in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company.

Section 9.5            Necessary Consents.  The Company or the Representative shall have received consents, in form and substance reasonably satisfactory to Parent and Acquisition, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of its assets or properties is affected and which are specified on Schedule 9.5 or are otherwise necessary to prevent a material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company.

Section 9.6            Shareholder Approval; Dissenters’ Rights.  (a)  The Shareholder Approval shall have been obtained in accordance with the IBCL, the Company Charter and the Company’s Bylaws, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

(b)           Holders of not more than 3% of the Shares shall have properly exercised and not revoked their rights to dissent to the Merger under Chapter 44 of the IBCL.  Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect.

Section 9.7            No Debt or Encumbrances.  The Company shall have no outstanding indebtedness for borrowed money as of the Closing Date except for such promissory notes and agreements and other debt that shall be repaid by the Company as of the Closing Date; none of the assets or properties of the Company other than the assets subject to the leases listed on Schedule 5.10 shall be subject to any Encumbrance (other than any Permitted Encumbrance) except for any such Encumbrance that shall be released by the Company as of the Closing Date; and there shall have been delivered to Parent and Acquisition a certificate to such effect, dated the Effective Date, signed on behalf of the Company by its Chief Executive Officer and Chief Financial Officer.

Section 9.8            Effective Agreements.  The Indemnification Agreement, each of the Noncompetition and Nonsolicitation Agreements, the Representative Agreement, each of the Shareholder Support Agreements and each of the Employment Agreements shall be in full force and effect.

Section 9.9            Employment Matters.  The officers, employees or other representatives of Parent shall have been afforded the opportunity to interview each of the employees listed on Schedule 9.9 (the “Key Employees”) at the principal offices of the Company to the extent Parent shall reasonably deem necessary or desirable.

Section 9.10         Other Convertible Securities.  Any outstanding securities, options, warrants or other rights to purchase (other than the Company Preferred Stock and the Company Stock Options) that are convertible into or exercisable for Company Common Stock or any other capital stock of the Company shall have been fully converted or exercised for Company Common Stock or canceled, and thereafter no holder of any such instrument shall any rights to acquire any equity security of the Company or the Surviving Corporation.

Section 9.11         Release.  Parent shall have received from each Significant Shareholder, employee and director of the Company a release of any and all claims against the Company in connection with or arising from any acts or omissions of the Company or any predecessor thereof on or prior to the Effective Date or the operation of the Company’s business on or prior to the Effective Date (including with respect to the payment of all Accrued Dividends and amounts owing under the Company’s management incentive compensation plan).

Section 9.12         Termination of Contract.  The Company shall have delivered to the counter party thereto a notice of termination of that certain contract described on Schedule 9.12, in form and substance satisfactory to Parent in its sole discretion.

ARTICLE X
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement shall, at the option of the Company, be subject to the satisfaction, on or prior to the Effective Time, of the following conditions:

Section 10.1         No Misrepresentation or Breach of Covenants and Warranties. There shall have been no material breach by Parent or Acquisition in the performance of any of their respective covenants and agreements herein; each of the representations and warranties of Parent and Acquisition contained in this Agreement shall be true and correct in all material respects at the Effective Time as though made at the Effective Time, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by the Company or any transaction contemplated by this Agreement, it being understood and agreed that for purposes of this Section 10.1, any breach of any such warranty or any inaccuracy of any such representation shall be deemed not to be material if the same has not resulted in and is not reasonably expected to result in any Loss or Expense in an amount in excess of $50,000, individually, or in excess of $250,000, in the aggregate; and there shall have been delivered to the Company a certificate or certificates to such effect, dated the Effective Date, signed on behalf of Parent by a duly authorized officer of Parent and on behalf of Acquisition by a duly authorized officer of Acquisition.

Section 10.2         No Restraint or Litigation. Between the date hereof and the Effective Time, there shall have been no litigation threatened or instituted relating to any of the transactions contemplated by this Agreement (other than in connection with or arising from the matter described on Schedule 11.1), and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any transaction contemplated hereby.  No Governmental Body shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that remains in effect, and that has the effect of making the transactions contemplated hereby illegal or otherwise restraining, enjoining or prohibiting consummation of the transactions contemplated by this Agreement, and neither the Company nor Parent shall have received written notice from any Governmental Body that it has determined to institute any suit or proceeding to restrain or enjoin the consummation of the transactions contemplated hereby or to nullify or render ineffective this Agreement if consummated or to take any other action that would result in the prohibition or a material change in the terms of the transactions contemplated hereby.

Section 10.3         Necessary Governmental Approvals. The parties shall have received all approvals and actions of or by all Governmental Bodies that are necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Law.

Section 10.4          Shareholder Approval. This Agreement shall have been duly approved by the requisite vote of the Shareholders in accordance with the IBCL, the Company Charter and the Company’s Bylaws; provided, however, that this condition shall not be effective if its failure is primarily the result of the Company’s failure to perform its obligations under Section 7.1.

ARTICLE XI
INDEMNIFICATION

Section 11.1         Indemnification. (a)  Each Parent Group Member shall be indemnified and held harmless from and against any and all Losses and Expenses incurred by any such Parent Group Member in connection with or arising from:

(i)            any breach by the Company (prior to the Effective Time) or the Representative (at any time) of any of its covenants, or any failure of the Company (prior to the Effective Time) to perform any of its obligations, in this Agreement or in any Company Ancillary Agreement;

(ii)           any breach of any warranty or the inaccuracy of any representation of the Company contained or referred to in this Agreement or any certificate delivered by or on behalf of the Company pursuant hereto;

(iii)          any breach of any warranty or the inaccuracy of any representation of the Representative contained or referred to in this Agreement, the Representative Agreement or any certificate delivered by or on behalf of the Representative pursuant hereto;

(iv)          the payment by the Company of Acquisition Expenses in excess of $60,000 in the aggregate and the existence of any shortfall in amounts owed to Parent pursuant to Section 2.4;

(v)           the claims disclosed on Schedule 5.13, any counterclaims or related claims or proceedings whether filed or made before or after the Closing Date, any claims for Accrued Dividends and any claims relating to matters under the Company’s management incentive compensation plan;

(vi)          any Pre-Closing Taxes or Transfer Taxes;

(vii)         any Losses and Expenses incurred by any Parent Group Member in connection with or arising from the exercise of appraisal rights pursuant to the IBCL by Shareholders (including all Losses and Expenses associated with any appraisal proceedings and all amounts determined to be payable to any such holders pursuant to Chapter 44 Section 20 of the IBCL) to the extent that such Losses and Expenses exceed the product of (x) the number of Dissenters’ Shares and (y) the amount of per share consideration to which the holder of such Dissenters’ Shares would have been entitled pursuant to Section 2.1 at the Effective Time;

(viii)        any acts or omissions on or prior to the Effective Date of the Company or any predecessor thereof or any Losses and Expenses arising in connection with or out of the operation of the Company’s business on or prior to the Effective Date

(in each case other than amounts reflected on the Balance Sheet or in the calculation of Valuation Date Working Capital); or

(ix)           an amount equal to 50% of the first $2,000,000 of Losses or Expenses incurred by any Parent Group Member in connection with or arising from the matter described on Schedule 11.1;

provided, however, that Parent Group Members shall be indemnified and held harmless under clause (ii) and (viii) of this sentence with respect to Loss and Expense incurred by Parent Group Members (other than Loss and Expense incurred as a result of inaccuracies of the representations and warranties contained in Section 5.1, 5.2, 5.3 or 5.7, the first sentence of Section 5.11(d), Section 5.11(e)(i), (ii), (iii), (iv) or (v), Section 5.11(f), Section 5.11(g)(ii), (v) or (vii) or Section 5.11(h)(iv), 5.11(i), 5.11(j), 5.12 or 5.28, as to which this proviso shall have no effect) only to the extent that the aggregate amount of such Loss and Expense exceeds $100,000, but, if in excess of such amount, then for the entire amount of such Loss and Expense without deduction.

(b)           The indemnification provided for in this Section 11.1 shall terminate 18 months after the Closing Date (and no claims shall be made by any Parent Group Member under this Section 11.1 thereafter), except that the indemnification of Parent Group Members shall continue as to any Loss or Expense of which any Parent Group Member has notified the Representative in accordance with the requirements of Section 11.2 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1, as to which the right of the Parent Group Member to be indemnified shall continue until the liability shall have been determined pursuant to this Article XI and all Parent Group Members shall have been reimbursed for the full amount of such Loss and Expense in accordance with this Article XI.

Section 11.2          Notice of Claims.  (a)  Any Parent Group Member seeking indemnification hereunder shall give to the Representative a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.  A Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced.  The failure of any Parent Group Member to give the Claim Notice promptly as required by this Section 11.2 shall not affect such Parent Group Member’s rights under this Article XI except to the extent such failure is actually prejudicial to the rights and obligations of the Representative.

(b)           After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a Parent Group Member shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Parent Group Member and the Representative; (ii) by a final judgment or decree of any court of competent jurisdiction; (iii) by an Award; or (iv) by any other means to which the applicable Parent Group Member and the Representative shall agree.  The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 11.3         Third Person Claims.  The Parent Group Member to be indemnified hereunder shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Parent Group Member as to which indemnification will be sought by such Parent Group Member hereunder, and in any such case the Representative shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Parent Group Member in connection therewith; provided, however, that the Representative may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Parent Group Member has so elected to conduct and control the defense thereof; and provided further that the Parent Group Member shall not, without the written consent of the Representative (which written consent shall not be unreasonably withheld or delayed), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Parent Group Member, the Representative shall fail, within 14 days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Parent Group Member shall be entitled to indemnification hereunder.  Notwithstanding the foregoing, the Parent Group Member shall have the right to pay, settle or compromise any such claim, action or suit without such consent; provided that in such event the Parent Group Member shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.  If the Representative has the right to conduct and control the defense, compromise or settlement of any Tax administrative or court proceeding or audit relating to Pre-Closing Taxes, the Representative shall not pay, compromise or settle any such proceeding or audit without the written consent of the Parent Group Member (which written consent shall not be unreasonably withheld or delayed).

Section 11.4         Holdback Amount as Security; Set-Off.  Any amount of indemnification that a Parent Group Member is determined to be entitled to be paid pursuant to this Article XI shall, first, be set off against the Holdback Amount.  To the extent that the amount of Loss and Expense to be indemnified pursuant to this Article XI exceeds the amount of the Holdback Amount, the amount of such excess Losses and Expenses shall be paid directly to the appropriate Parent Group Member in accordance with the terms of the Indemnification Agreement.

Section 11.5         Indemnification Payments on After-Tax Basis.  The indemnity payment hereunder with respect to any Loss or Expense shall be calculated on an “After-Tax Basis,” which shall mean an amount which is sufficient to compensate the Parent Group Member for the amount of such Loss or Expense, determined after taking into account (a) all increases in federal, state, local, foreign or other Taxes (including estimated Taxes) payable by such Parent Group Member as a result of the receipt of such indemnity payment (as a result of such indemnity payment being included in income, resulting in a reduction of Tax basis or otherwise), (b) to the extent not previously taken into account in computing the amount of such Loss or Expense, all increases in federal, state, local, foreign and other Taxes (including estimated Taxes) payable by such Parent Group Member for all affected taxable years and periods (including any increased Tax that results from the indemnified event causing a reduction in Tax basis) as a result of the indemnified event and (c) to the extent not previously taken into account in computing the amount of such Loss or Expense, all reductions in federal, state, local, foreign and other Taxes (including estimated Taxes) realized by such Parent Group Member for all affected taxable years and periods as a result of such Loss or Expense.

ARTICLE XII
TERMINATION

Section 12.1         Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Effective Time:

(a)           by the mutual written consent of all of the parties hereto;

(b)           by Parent in the event of any material breach by the Company or the Representative of any of their respective agreements, representations or warranties contained herein or in the Representative Agreement and the failure of the Company or the Representative, as applicable, to cure such breach within seven days after receipt of written notice from Parent requesting such breach to be cured;

(c)           by the Company in the event of any material breach by Parent or Acquisition of any of their respective agreements, representations or warranties contained herein and the failure of Parent to cure such breach, or cause Acquisition to cure such breach, within seven days after receipt of written notice from the Company requesting such breach to be cured;

(d)           by any party hereto if any court of competent jurisdiction in the United States or other Governmental Body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger;

(e)           by any party if the Effective Time shall not have occurred on or before September 15, 2003 (or such later date as may be mutually agreed to by all of the parties hereto); provided that the right to terminate this Agreement pursuant to this Section 12.1(e) shall not be available to a party whose failure to fulfill any of its obligations under this Agreement has been the cause of the Effective Time not occurring on or before such date; or

(f)            by Parent or the Company at any time on or prior to the Shareholder Approval, if the Board of Directors of the Company shall have determined to recommend a Takeover Proposal to the Shareholders and to enter into a binding written agreement concerning such Takeover Proposal after determining, pursuant to Section 7.9, that such Takeover Proposal constitutes a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 12.1(f) unless (i) the Company has delivered to Parent a written notice of the Company’s intent to enter into such an agreement to effect the Superior Proposal, attaching the most current version of such agreement to such notice (which version shall be updated on a current basis), (ii) five business days have elapsed following delivery to Parent of such written notice by the Company and (iii) during such five business day-period the Company has fully cooperated with Parent, including informing Parent (to the extent not otherwise done so pursuant to clause (i) or Section 7.9(b)) of the terms and conditions of the Takeover Proposal, with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected;

provided, further, that the Company may not terminate this Agreement pursuant to this Section 12.1(f) unless at the end of such five business day-period the Board of Directors of the Company continues reasonably to believe that the Takeover Proposal constitutes a Superior Proposal.

Section 12.2         Notice of Termination.  Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other parties to this Agreement.

Section 12.3         Effect of Termination.  In the event that this Agreement shall be terminated pursuant to this Article XII, all further obligations of the parties under this Agreement (other than Sections 8.5, 13.2 and 13.9) shall be terminated without further liability of any party to the others; provided that nothing herein shall relieve any party from liability for its willful breach of this Agreement.

ARTICLE XIII
GENERAL PROVISIONS

Section 13.1         Survival of Obligations.  All representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that the representations and warranties contained in Articles V and VI shall terminate 18 months after the Closing Date.  No claim shall be made for the breach of any representation or warranty contained in Article V or VI or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this Section 13.1.

Section 13.2         Confidential Nature of Information.  (a) Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other parties hereto during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other parties all copies of nonpublic documents and materials which have been furnished in connection therewith.  Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Parent or Acquisition, to their counsel, accountants, financial advisors or lenders, and in the case of the Company and the Representative, to their counsel, accountants or financial advisors).  No other party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed Merger; provided, however, that after the Effective Time Parent and the Surviving Corporation may use or disclose any confidential information reasonably related to the Company or its assets or business.  The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than such party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

(b)           Notwithstanding anything to the contrary in this Agreement, the Company Ancillary Agreements or the Parent Ancillary Agreements, each party is permitted to disclose the Tax Treatment and Tax Structure of the Merger (and any of the other transactions contemplated by this Agreement) and all materials of any kind, including opinions and other tax analyses, that are provided to each party relating to the Tax Treatment and Tax Structure, no later than the earlier of the date of the public announcement of discussions relating to the Merger, the date of the public announcement of the Merger or the date of the execution of an agreement (with or without conditions) to enter into the Merger.  In addition, each party’s ability to consult any tax advisor (including a tax advisor independent from all other entities involved in the transaction) regarding the Tax Treatment or Tax Structure of the transaction is not limited in any way.

Section 13.3         No Public Announcement. No party hereto shall, without the approval of all of the other parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of the Nasdaq National Market System, in which case the other parties shall be advised and the parties shall use commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with accounting and SEC disclosure obligations.

Section 13.4          Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or three business days after being sent by registered or certified mail or by private overnight courier addressed as follows:

If to the Company (after the Effective Time), Parent or Acquisition to:

Allscripts Healthcare Solutions, Inc.

2401 Commerce Drive

Libertyville, Illinois  60048

Attention:  President

with copies to:

Sidley Austin Brown & Wood LLP

Bank One Plaza

10 South Dearborn Street

Chicago, Illinois  60603

Attention:  Gary D. Gerstman

If to the Company (prior to the Effective Time) to:

Advanced Imaging Concepts, Inc.

1302 Clear Springs Trace

Louisville, Kentucky  40223

Attention:  Chief Executive Officer

with a copy to:

David W. Harper

The Summit

Suite 110

4350 Brownsboro Road

Louisville, Kentucky 40207

If to the Representative to:

bCatalyst LLC

111 West Washington Street

Suite 300

Louisville, Kentucky 40202

Attention:  Keith Williams

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

Section 13.5         Successors and Assigns.  (a)  The rights of each party under this Agreement shall not be assignable by such party hereto prior to the Effective Time without the written consent of the other parties, except that the rights of Parent hereunder may be assigned prior to the Effective Time, without the consent of any other party hereto, to any corporation all of the outstanding capital stock of which is owned or controlled by Parent or to any general or limited partnership in which Parent or any such corporation is a general partner; provided that (i) the assignee shall assume in writing all of Parent’s obligations hereunder and (ii) Parent shall not be released from any of its obligations hereunder by reason of such assignment.  Following the Effective Time, any party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b)           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.  The successors and permitted assigns hereunder shall include, in the case of Parent, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise).  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 13.5 any right, remedy or claim under or by reason of this Agreement.

Section 13.6         Entire Agreement; Amendments.  This Agreement and the Exhibits and Schedules referred to herein, the Shareholder Support Agreements, the Representative Agreement and the documents delivered pursuant hereto or thereto contain the entire understanding of the parties hereto or thereto with regard to the subject matter contained herein or therein and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto, including the Exclusivity Agreement and the Letter of Intent.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 13.7         Interpretation. For purposes of this Agreement: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.  Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement.  This Agreement, the Company Ancillary Agreements and the Parent Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

Section 13.8         Waivers.  Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.9         Expenses.  Except as otherwise provided in Section 2.3(e) or as contemplated in Section 11.1(a)(iv), each of the parties hereto shall bear its own costs and expenses (including fees and disbursements of its counsel, accountants and other financial, legal, accounting or other advisors), incurred by it or its Affiliates in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and each of the other documents and instruments executed in connection with or contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby (collectively, the “Acquisition Expenses”).

Section 13.10       Partial Invalidity.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 13.11       Execution in Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

Section 13.12       Further Assurances.  From time to time after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition, the Company or otherwise, such deeds and other instruments and to take or cause to be taken such further or other action as shall be necessary or desirable in order to vest or perfect in or to confirm, of record or otherwise, in the Surviving Corporation title to, and possession of, all of the property, rights, privileges, powers, immunities and franchises of Acquisition and the Company and otherwise carry out the purposes of this Agreement.

Section 13.13       Governing Law. Except to the extent that Indiana law is mandatorily applicable to the Merger and the rights and obligations of the Shareholders and the shareholder of Acquisition, this Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

Section 13.14       Resolution of Disputes.  Any dispute, controversy or claim arising out of or relating to this Agreement, or the negotiation or breach, termination or validity thereof (a “Dispute”), shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration shall be held in Chicago, Illinois and shall be conducted before a single arbitrator mutually agreeable to the parties hereto, or if no agreement can be reached, then selected by the AAA.  The law applicable to the arbitration, including the administration and enforcement thereof, shall be the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and the law governing this Agreement.  The cost of the arbitration, including the fees and expenses of the arbitrator, shall be shared equally by Parent and the Representative.  Each party shall bear the cost of preparing and presenting its case.  The arbitration award (the “Award”) shall be presented to the parties in writing, and upon request of either Parent or the Representative, shall specify the factual and legal bases for the Award.  The Award may be confirmed and enforced in any court of competent jurisdiction.  Any post-Award proceedings shall be governed by the Federal Arbitration Act.  Notwithstanding any of the foregoing, each of Parent, the Surviving Corporation or the Representative may, without inconsistency with this arbitration provision, apply to any court having jurisdiction hereof and seek interim provisional, injunctive or other equitable relief until the Award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or any Award, or to obtain interim relief, neither Parent, the Surviving Corporation, the Representative nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of Parent, the Surviving Corporation and the Representative.

ARTICLE XIV
DEFINITIONS

Section 14.1         Definitions.  In this Agreement, the following terms have the meanings specified or referred to in this Section 14.1 and shall be equally applicable to both the singular and plural forms.

“AAA” has the meaning specified in Section 13.14.

“Accounting Firm” has the meaning specified in Section 2.3(d).

“Accrued Dividends” means, with respect to shares of Series A Preferred Stock and Series B Preferred Stock, the aggregate amount of accrued and unpaid dividends on such shares.

“Acquisition” has the meaning specified in the first paragraph of this Agreement.

“Acquisition Expenses” has the meaning specified in Section 13.9.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person.

“Affiliated Person” has the meaning specified in Section 5.24(a).

“Agreed Accounting Principles” means United States generally accepted accounting principles; provided that, to the extent multiple principles may be applicable, such principles shall be applied on a basis consistent with the Balance Sheet; and provided further that, notwithstanding the foregoing, Agreed Accounting Principles shall include the accounting policies and be subject to the exceptions described on Schedule 14.1.

“Agreed Adjustments” has the meaning specified in Section 2.3(c).

“Agreement” has the meaning specified in the first paragraph of this agreement.

“Audited Balance Sheet Date” means December 31, 2002.

“Average Parent Share Price” means the average of the last sales prices per share of Parent Common Stock on the Nasdaq National Market composite tape for the ten consecutive trading days ending on the third trading day that is immediately preceding the Closing Date.

“Award” has the meaning specified in Section 13.14.

“Balance Sheet” means the unaudited balance sheet of the Company as of June 30, 2003 included on Schedule 5.4.

“Balance Sheet Date” means June 30, 2003.

“Base Working Capital” means $727,985.

“Black-Scholes Method” means the Black-Scholes option pricing method, calculated based on the following assumptions:  (a) an exercise price equal to the closing price per share of Parent Common Stock on the Nasdaq National Market composite tape on the Closing Date (or, if the Closing Date is not a business day, the first business day immediately preceding the Closing Date), (b) a four-year holding period by the optionee, (c) a ten-year option term and (d) volatility calculated based on the period beginning on the date on which Parent’s registration statement on Form S-1 became effective under the Securities Act of 1933 and ending on the Closing Date.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.

“Certificate” has the meaning specified in Section 3.1(a).

“Claim Notice” has the meaning specified in Section 11.2(a).

“Class A Common Stock” has the meaning specified in the recitals to this Agreement.

“Class B Common Stock” has the meaning specified in the recitals to this Agreement.

“Closing” means the closing of the Merger of Acquisition with and into the Company in accordance with Article IV.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Agreements” has the meaning specified in Section 5.15.

“Company Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Company under this Agreement or in connection herewith.

“Company Charter” has the meaning specified in Section 4.5(a).

“Company Common Stock” has the meaning specified in the recitals to this Agreement.

“Company Group” means any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Closing Date, includes or has included the Company or any predecessor of or successor to the Company (or another such predecessor or successor) or any other group of corporations that, at any time on or before the Closing Date, files or has filed Tax

Returns on a combined, consolidated or unitary basis with the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

“Company ISO” has the meaning specified in Section 8.4(b).

“Company NQSO” has the meaning specified in Section 8.4(a).

“Company Plan” has the meaning specified in Section 5.17(a).

“Company Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Company Stock Options” has the meaning specified in Section 5.2(e).

“Company Stock Plans” has the meaning specified in Section 5.2(c)(vii).

“Constituent Corporations” has the meaning specified in the first paragraph of this Agreement.

“Contaminant” means any waste, pollutant, hazardous or toxic substance or waste, petroleum, petroleum-based substance or waste, special waste or any constituent of any such substance or waste.

“Copyrights” means United States and foreign copyrights, copyrightable works and mask works, whether registered or unregistered, and pending applications to register the same.

“Core Software” means the Impact.MD™ computerized patient record Software.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Current Annual Compensation” means, with respect to a Person, such Person’s annual compensation including per diem compensation and other special compensation.

“D&O Insurance Expenses” has the meaning specified in Section 8.3.

“Disclosure Materials” has the meaning specified in Section 5.29.

“Dispute” has the meaning specified in Section 13.14.

“Dissenters’ Shares” means shares of Company Common Stock and Company  Preferred Stock with respect to which appraisal rights shall have been properly perfected in accordance with the IBCL.

“Effective Date” has the meaning specified in Section 4.2.

“Effective Time” has the meaning specified in Section 4.2.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restriction of any kind.

“Environmental Laws” means any and all past, present and future applicable laws (including statutes, regulations and common law) of the United States, any state, any political subdivision of either of them or any other national or political subdivision for the protection of the environment or human health and safety, including judgments, awards, decrees, regulations, rules, standards, requirements, orders and permits issued by any court, administrative agency or commission or other Governmental Body under such laws, and shall include CERCLA, the Clean Air Act (42 U.S.C. §§ 7401 et seq.), RCRA, the Clean Water Act (33 U.S.C. §§ 1251 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.), the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.) and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.) as well as any and all state or local laws that relate to pollution, contamination of the environment, human health or safety and all future amendments to such laws, and all past, present and future regulations, rules, standards, requirements, orders and permits issued thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Estimated Working Capital” means the excess of the total current assets of the Company over the total current liabilities of the Company as of the Closing Date determined in accordance with the Agreed Accounting Principles on an estimated basis by the Company in good faith and as reflected in the certificate delivered to Parent pursuant to Section 2.2.

“Exchange Fund” has the meaning specified in Section 3.1(a).

“Exclusivity Agreement” means the letter agreement, dated June 30, 2003, between the Company and Parent.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals).

“Fully Diluted Share Number” means the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Class A Common Stock into which all of the shares of Series A Preferred Stock outstanding immediately prior to the Effective Time are convertible plus the number of shares of Class A Common Stock into which all of the shares of Series B Preferred Stock outstanding immediately prior to the Effective Time are convertible plus the number of shares of Company Common Stock subject to any Company Stock Option outstanding immediately prior to the Effective Time.

“Governmental Body” means any foreign, federal, state, local or other governmental authority or regulatory body.

“Governmental Permits” has the meaning specified in Section 5.8(a).

“Holdback Amount” means a dollar amount equal to $1,800,000.

“Holdback Payment” means any amount payable to the former Shareholders and Option Holders of the Company pursuant to Section 3.1(d) or 3.1(e).

“IBCL” has the meaning specified in Section 1.1.

“Indemnification Agreement” means the Indemnification Agreement in the form of Exhibit B.

“Initial Holdback Amount” has the meaning specified in Section 3.1(d).

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Interest Rate” means the three-month certificate of deposit rate as reported in the Money Rates section of The Wall Street Journal.

“Key Employees” has the meaning specified in Section 9.9.

“Leased Real Property” has the meaning specified in Section 5.9(a).

“Letter of Intent” means the summary of terms and conditions, dated June 30, 2003, between the Company and Parent.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Merger” has the meaning specified in the recitals to this Agreement.

“Merger Consideration” means the sum of all Per Common Consideration, Per Series A Consideration and Per Series B Consideration payable pursuant to Section 2.1.

“NOLs” has the meaning specified in Section 5.7(a).

“Noncompetition and Nonsolicitation Agreements” has the meaning specified in the recitals to this Agreement.

“Non-Designated Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Noncompetition and Nonsolicitation Agreement” means the Noncompetition and Nonsolicitation Agreement in the form of Exhibit A.

“Notice Period” has the meaning specified in Section 2.3(b).

“Option Consideration” means all consideration payable to the Option Holders pursuant to Section 8.4.

“Option Conversion Ratio” has the meaning specified in Section 8.4(b).

“Option Holder” means the holder of any Company Stock Option.

“Owned Software” has the meaning specified in Section 5.11(g).

“Parent” has the meaning specified in the first paragraph of this Agreement.

“Parent Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Parent under this Agreement or in connection herewith.

“Parent Charter” has the meaning specified in Section 4.3(a).

“Parent Common Stock” has the meaning specified in Section 8.2.

“Parent Group Member” means (a) Parent and its Affiliates, (b) their respective directors, officers, employees, agents, attorneys and consultants and (c) successors and assigns of the foregoing.

“Parent Option Plan” has the meaning specified in Section 8.2(a).

“Parent Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), “welfare benefit plan” (as such term is defined in Section 3(1) of ERISA), bonus or other incentive plan or agreement maintained by Parent on behalf of its employees or the employees of any of its subsidiaries.

“Parent SEC Documents” has the meaning specified in Section 6.6.

“Parent Substitute Option” has the meaning specified in Section 8.4(b).

“Participating Holders” means the Shareholders and the Option Holders.

“Patent Rights” means United States and foreign patents, provisional patent applications, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, industrial designs, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Per Common Closing Payment” means an amount equal to the quotient of (a) the Purchase Price minus the Holdback Amount divided by (b) the Fully Diluted Share Number.

“Per Common Consideration” means the Per Common Closing Payment plus the Per Common Working Capital Payment, if any, plus the Per Common Holdback Payments, if any.

“Per Common Holdback Payment” means, in respect of any Holdback Payment, the amount of such payment divided by the Fully Diluted Share Number.

“Per Common Working Capital Payment” means the amount of any Working Capital Distribution Amount divided by the Fully Diluted Share Number.

“Per Series A Closing Payment” means an amount equal to the product of the Per Common Closing Payment multiplied by 31.25.

“Per Series A Consideration” has the meaning specified in Section 2.1(d).

“Per Series B Closing Payment” means an amount equal to the product of the Per Common Closing Payment multiplied by the Series B Conversion Ratio.

“Per Series B Consideration” has the meaning specified in Section 2.1(e).

“Per Share Holdback Amount” has the meaning specified in Section 8.4(a)(i).

“Per Share Purchase Price” has the meaning specified in Section 8.4(a)(ii).

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount, do not interfere with and are not violated by the consummation of the transactions contemplated by this Agreement and do not materially detract from the value or marketability of, or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Pre-Closing Taxes” means any Taxes imposed on the Company or for which the Company may otherwise be liable for any taxable year or period that ends on or before the Closing Date and, in the case of any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending at the close of the Closing Date.  For purposes of this definition, any Taxes attributable to a taxable year or period that begins on or before and ends after the Closing Date shall be allocated to the pre-closing period on a “closing of the books” basis by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis.

“Preliminary Accounting Report” has the meaning specified in Section 2.3(a)(iii).

“Preliminary Valuation Date Balance Sheet” has the meaning specified in Section 2.3(a)(i).

“Preliminary Valuation Date Working Capital” has the meaning specified in Section 2.3(a)(ii).

“Privacy Commitments” has the meaning specified in Section 5.27(a).

“Purchase Price” means eighteen million dollars ($18,000,000) plus any interest payable pursuant to Section 7.10 minus (a) the aggregate amount of all indebtedness for borrowed money of the Company at the Effective Time minus (b) the aggregate amount of all D&O Insurance Expenses, as adjusted pursuant to Section 2.2(b) and Section 2.3.

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment or into or out of any Leased Real Property, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Leased Real Property.

“Representative” has the meaning specified in the first paragraph of this Agreement.

“Representative Agreement” has the meaning specified in the recitals to this Agreement.

“Representative Expenses” has the meaning specified in Section 2.5.

“Requirements of Law” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use and Environmental Laws) or common law.

“SEC” means the Securities and Exchange Commission.

“Series A Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Series B Conversion Ratio” means the number equal to the number of shares of Company Class A Common Stock into which such share of Series B Preferred Stock is convertible (i.e., 1.12579 with respect to each share of Series B Preferred Stock held by bCatalyst Seed Fund I, Limited Partnership, 1.08459 with respect to each share of Series B Preferred Stock held by Prosperitas Investment Partners, LP, 1.11899 with respect to each share of Series B Preferred Stock held by Anchorage Angels, LLC and 1.00000 with respect to all other outstanding shares of Series B Preferred Stock).

“Series B Preferred Stock” has the meaning specified in the recitals to this Agreement.

“Shareholder Approval” has the meaning specified in Section 5.29.

“Shareholder Support Agreements” has the meaning specified in the recitals to this Agreement.

“Shareholders” has the meaning specified in the recitals to this Agreement.

“Shares” means the issued and outstanding shares of capital stock of the Company.

“Significant Shareholders” means Jeffrey D. Amrein, Timothy C. Miller, Anchorage Angels, LLC, bCatalyst Seed Fund I, Limited Partnership and Prosperitas Investment Partners, LP.

“Software” means computer software programs and software systems, including  databases, compilations, tool sets, compilers, higher level or “proprietary” languages, and related documentation and materials, whether in source code, object code or human readable form.

“Subsequent Holdback Amount” has the meaning specified in Section 3.1(d).

“Superior Proposal” has the meaning specified in Section 7.9(a).

“Supporting Shareholders” has the meaning specified in the recitals to this Agreement.

“Surviving Corporation” has the meaning specified in Section 1.1.

“Takeover Proposal” means (a) any proposal for a merger or other business combination involving the Company, (b) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 15% or more of the total voting securities of the Company outstanding or (c) an offer to acquire in any manner, directly or indirectly, a substantial portion of the assets of the Company, other than, in each case, the transactions contemplated by this Agreement.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:

(a)           any federal, state, local or foreign net income, gross income, gross receipts, premium, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp or environmental (including taxes under Code Section 59A) tax or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Body; and

(b)           any liability for the payment of amounts with respect to payments of a type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group or as a result of any obligation of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Arrangement” means any written or unwritten agreement or arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes or has included the Company.

“Tax Structure” means any fact that may be relevant to understanding the purported or claimed federal income tax treatment of the transaction.

“Tax Treatment” means the purported or claimed federal income tax treatment of the transaction.

“Trade Secrets” means ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans and other proprietary information, all of which derive value (monetary or otherwise) from being maintained in confidence.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, Internet domain names, designs, logos, slogans, trade dress, trade names (including all assumed and fictitious names under which the Company is conducting business or has within the previous five years conducted business) and general intangibles of like nature, whether registered or unregistered, and pending applications to register the foregoing.

“Transfer Taxes” means any real estate  transfer or gains Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax or other similar Tax imposed on the transactions contemplated by this Agreement.

“Transmittal Letter” has the meaning specified in Section 3.1(a).

“Valuation Date” means the close of business on the last business day prior to the Closing Date.

“Valuation Date Balance Sheet” has the meaning specified in Section 2.3.

“Valuation Date Working Capital” means the excess of the total current assets of the Company over the total current liabilities of the Company reflected in the Valuation Date Balance Sheet, determined in accordance with the Agreed Accounting Principles.

“Working Capital Distribution Amount” has the meaning specified in Section 3.1(c).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee A. Shapiro
Lee A. Shapiro
President

IMAGE ACQUISITION CORP.

By:	/s/ Lee A. Shapiro
Lee A. Shapiro
President and Secretary

ADVANCED IMAGING CONCEPTS, INC.

By:	/s/ Jeffrey D. Amrein
Jeffrey D. Amrein
Chief Executive Officer

BCATALYST LLC

By:	/s/ Keith Williams
Keith Williams
Manager

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of August 1, 2003 (this “Amendment”), is by and among Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Parent”), Image Acquisition Corp., an Indiana corporation and a wholly owned subsidiary of Parent (“Acquisition”), Advanced Imaging Concepts, Inc., an Indiana corporation (the “Company”), and bCatalyst LLC, a Kentucky limited liability company (the “Representative”).

WHEREAS, Parent, Acquisition, the Company and the Representative are parties to that certain Agreement and Plan of Merger, dated as of July 16, 2003 (the “Merger Agreement”), which provides for the merger of Acquisition with and into the Company; and

WHEREAS, in order to facilitate the closing of the transactions contemplated by the Merger Agreement, the parties desire to enter into this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed among Parent, Acquisition, the Company and the Representative, in accordance with Section 13.6 of the Merger Agreement, as follows:

1.             Amendment to Merger Agreement.

a.             Section 2.2 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.2            [Reserved].

b.             Section 2.4 of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.4            Payment of the Purchase Price Adjustment.

Promptly following the final determination of the Valuation Date Balance Sheet pursuant to Section 2.3(b), 2.3(c) or 2.3(d), the following shall occur:  if the Valuation Date Working Capital is less than the Estimated Working Capital by more than $100,000, the Holdback Amount shall be used to pay the amount of such incremental difference over $100,000 to Parent.

c.             Section 3.1(c) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

(c)           [Reserved].

d.             The last sentence of Section 8.2(a) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

Such options shall be granted to Key Employees on the Closing Date.

e.             Section 8.6 of the Merger Agreement is hereby amended so as to delete the words “on January 6, 2003.”

f.              Section 14.1 of the Merger Agreement is hereby amended so as (1) to restate the definition of “Agreement” as follows:

“Agreement” has the meaning specified in the first paragraph of this agreement, as the same may be amended from time to time.

(2) to restate clause (a) of the definition of “Black-Scholes Method” as follows:

(a) an exercise price equal to the closing price per share of Parent Common Stock on the Nasdaq National Market composite tape on the first business day immediately preceding the Closing Date,

and (3) to delete the following definitions, in their entirety:  “Estimated Working Capital,” “Per Common Working Capital Payment” and “Working Capital Distribution Amount.”

g.             The Merger Agreement is hereby amended so as to delete any and all references to the terms “Per Common Working Capital Payment” and “Working Capital Distribution Amount.”

2.             Definitions.  Capitalized terms used but not defined herein shall have the meanings given such terms in the Merger Agreement.

3.             Execution in Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

4.             Governing Law.  Except to the extent that Indiana law is mandatorily applicable to the Merger and the rights and obligations of the Shareholders and the shareholder of Acquisition, this Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware.

*  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

ALLSCRIPTS HEALTHCARE SOLUTIONS, INC.

By:	/s/ Lee A. Shapiro
Lee A. Shapiro
President and Secretary

IMAGE ACQUISITION CORP.

By:	/s/ Lee A. Shapiro
Lee A. Shapiro
President and Secretary

ADVANCED IMAGING CONCEPTS, INC

By:	/s/ Jeffrey D. Amrein
Jeffrey D. Amrein
Chief Executive Officer

BCATALYST LLC

By:	/s/ Keith Williams
Keith Williams
Manager